Exhibit 2.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

by and among

USA COMPRESSION PARTNERS, LP,

S&R COMPRESSION, LLC,

and

ARGONAUT PRIVATE EQUITY, L.L.C.

August 12, 2013

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1	Certain Definitions	1

ARTICLE II
CONTRIBUTION; CLOSING

2.1	Transfer of Contributed Assets	14
2.2	Excluded Assets	15
2.3	Consideration	15
2.4	Net Cash	16
2.5	The Closing	18
2.6	Closing Deliveries	18
2.7	Assumed Liabilities	20
2.8	Allocation of Consideration	20

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE S&R PARTIES

3.1	Organization	21
3.2	Power	22
3.3	Authority; Enforceability	22
3.4	Consents; Absence of Conflicts	22
3.5	Ownership; No Equity Interests	22
3.6	Absence of Changes	23
3.7	Real Property	24
3.8	Personal Property; Contributed Assets	24
3.9	Permits	25
3.10	Contracts	26
3.11	Brokers’ Fees	26
3.12	Financial Statements; Intercompany Payables	26
3.13	No Undisclosed Liabilities	27
3.14	Legal Compliance	27
3.15	Taxes	27
3.16	Litigation	28
3.17	Customers, Vendors and Suppliers	28
3.18	Employees; Employee Relations	28
3.19	Employee Benefit Matters	29
3.20	Environmental Matters	30
3.21	Books and Records	32
3.22	Assets Necessary to the Contributed Business	32
3.23	Inventory	32
3.24	Intellectual Property	32
3.25	Accounts Receivable	33
3.26	Accredited Investor; Investment Intent	33

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF USAC

4.1	Organization	34
4.2	Power	34
4.3	Authority; Enforceability	34
4.4	Absence of Conflicts	35
4.5	Capitalization	35
4.6	Valid Issuance	35
4.7	SEC Reports; Financial Statements	35
4.8	Taxes	36
4.9	Brokers’ Fees	36
4.10	Absence of Changes	36

ARTICLE V
COVENANTS

5.1	Non-Competition and Non-Solicitation	37
5.2	Further Assurances	39
5.3	Regulatory Approvals	40
5.4	Access	40
5.5	Notification of Certain Matters	41
5.6	Intellectual Property; Books and Records	41
5.7	Operation of Contributed Business	41
5.8	Operation of Business of USAC	43
5.9	Financial Statements	43
5.10	Casualty	44
5.11	Discharge of Business Obligations After Closing	45
5.12	Termination of Certain Services and Contracts	45
5.13	Tax Matters	45
5.14	Insurance	47
5.15	Employee and Benefit Matters	47
5.16	Publicity	48
5.17	Confidentiality	48
5.18	Non-Consent Contracts	48
5.19	Customer Contracts	49
5.20	Purchase Agreement; Price Efficiencies	49
5.21	Further Assurances	49
5.22	Litigation Support	49
5.23	New Common Units Legends	49
5.24	Formation of OpCo and LeaseCo	50

ARTICLE VI
USAC’S CONDITIONS TO CLOSING

6.1	Representations and Warranties	50
6.2	Performance	51
6.3	Officer’s Certificate	51

6.4	Merger	51
6.5	Deliveries	51
6.6	Net Cash	51
6.7	Regulatory Approvals	51
6.8	Employment	51
6.9	Litigation	51
6.10	Liens	51
6.11	Customer Contract Conversion	52
6.12	Financial Statements	52
6.13	Transition Services	52

ARTICLE VII
S&R PARTIES’ CONDITIONS TO CLOSING

7.1	Representations and Warranties	52
7.2	Performance	52
7.3	Officer’s Certificate	52
7.4	Deliveries	52
7.5	Litigation	52
7.6	Regulatory Approvals	52
7.7	Transition Services	53

ARTICLE VIII
TERMINATION

8.1	Termination	53
8.2	Effect of Termination	53
8.3	Specific Performance and Other Remedies	54

ARTICLE IX
INDEMNIFICATION

9.1	Indemnification by the S&R Parties	54
9.2	Indemnification by USAC	55
9.3	Indemnification Limits	55
9.4	Survival of Indemnity	56
9.5	Defense of Third Party Claims	57
9.6	Direct Claims	58
9.7	Sole Remedy; Offset	58
9.8	Determination of Damages; Adjustments to Consideration	58

ARTICLE X
MISCELLANEOUS

10.1	Further Actions	59
10.2	Amendment and Modifications	59
10.3	Waiver of Compliance	59
10.4	Severability	59
10.5	Expenses and Obligations	59

10.6	Parties in Interest	59
10.7	Notices	60
10.8	Counterparts	61
10.9	Entire Agreement	61
10.10	Alternative Transactions	61
10.11	Assignment	62
10.12	Guaranty	62
10.13	Rules of Construction	62
10.14	Governing Law	63
10.15	Waiver of Jury Trial	63
10.16	Consent to Jurisdiction; Venue	63

Exhibits:

Exhibit A	DRIP Election
Exhibit B	Registration Rights Agreement
Exhibit C	Kaiser Guaranty

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of August 12, 2013, by and among USA Compression Partners, LP, a Delaware limited partnership (“USAC”), S&R Compression, LLC, an Oklahoma limited liability company (the “Company”), and Argonaut Private Equity, L.L.C., an Oklahoma limited liability company (“Argonaut”).  The Company and Argonaut are sometimes referred to individually as an “S&R Party” and collectively as the “S&R Parties.”  USAC and the S&R Parties are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to contribute the Contributed Assets and the Net Cash (as such terms are defined herein) to USAC or its designee in exchange for Common Units, and USAC desires to accept such Contributed Assets and Net Cash in exchange for Common Units, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual representations and warranties contained herein, the Parties hereby agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS

1.1          Certain Definitions.  Capitalized terms used in this Agreement shall have the meanings as shown below:

“Accounts Receivable” means all accounts and notes receivable from account, note and other debtors of the Company attributable to the Contributed Business.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person (including with respect to the Company, Argonaut).  The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 10.10.

“Annual Financial Statements” has the meaning set forth in Section 3.12(a).

“Antitrust Law” shall mean the Sherman Act, 15 U.S.C. §§ 1-7; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A.

“Arbitration Firm” has the meaning set forth in Section 2.4(c).

“Argonaut” has the meaning set forth in the preamble.

“Assigned Contract” or “Assigned Contracts” has the meaning set forth in Section 3.10(a).

“Assigned Lease” or “Assigned Leases” has the meaning set forth in Section 3.7(b).

“Assignment Agreement” means an agreement evidencing the contribution, transfer, assignment, conveyance and delivery by the Company to USAC of the Contributed Interests at the Closing in a form mutually acceptable to the Company and USAC.

“Assumed Liabilities” has the meaning set forth in Section 2.6.

“Audited Special Financial Statements” has the meaning set forth in Section 5.9(c).

“Books and Records” means books, records, files, documents, Contracts, title and real estate documents, drawings, diagrams, data, accounting and Tax records, marketing and other such studies, instruments, papers, journals, deeds, licenses, present and former customer, supplier, contractor and subcontractor lists, computer files and programs, environmental studies and reports prepared by third parties, construction reports, annual operating plans, monthly operating reports, operating logs, operations and maintenance records, purchase orders, safety and maintenance manuals, incident reports, injury reports, engineering design plans, blue prints and as-built plans, drawings, specifications, test reports (including results of emissions monitoring and other tests), quality documentation and reports, motor vehicle or equipment records, equipment repair, maintenance and service records, hazardous waste disposal records, training records, procedures, manuals specific to or necessary for the operation of any of the Contributed Business or the Contributed Assets, and similar items; in each case, relating to any of the Contributed Assets, the Contributed Business, or Continuing Employees and in the possession of the Company or its Affiliates, all in the form regularly maintained by the Company.  For the sake of clarity, (a) “Books and Records” shall not include any of the items listed in this definition that relate solely to the Fabrication Business or the Excluded Assets and (b) the Company may, at its sole cost, retain copies of any Books and Records that are delivered to USAC (solely for the purpose of tax and regulatory compliance), subject to the Confidentiality Agreement and Sections 5.1 and 5.17.

“Business” has the meaning set forth in Section 5.1(a)(i).

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the Laws of the United States or the State of Texas.

“Business Employees” has the meaning set forth in Section 3.18(c).

“Casualty Cost” has the meaning set forth in Section 5.10(a).

“Casualty Loss” has the meaning set forth in Section 5.10(a).

“Claim” means any and all claims, charges, causes of action, demands, complaints, lawsuits, suits, proceedings, Orders, arbitration, governmental investigations or audits and administrative Orders.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“COBRA” has the meaning set forth in Section 3.19(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the common units representing limited partner interests in USAC.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Intellectual Property” has the meaning set forth in Section 3.24(a).

“Competing Business” has the meaning set forth in Section 5.1(a)(i).

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated March 27, 2013, by and between the Company and USAC.

“Continuing Employees” has the meaning set forth in Section 5.15(a).

“Contract” means any contract, agreement, obligation, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Contributed Assets” has the meaning set forth in Section 3.8(a).

“Contributed Business” means the compression services business whereby the Company leases or rents compression units to third parties engaged in the exploration, production, gathering, processing, transportation or distribution of oil and gas, as such business is currently conducted by the Company.  For the avoidance of doubt, the term “Contributed Business” does not include the Fabrication Business.

“Contributed Entities” means OpCo and LeaseCo.

“Contributed Interests” means all limited liability company interests in the Contributed Entities.

“Creditors’ Rights” has the meaning set forth in Section 3.3.

“Customer Contract” means all Contracts of the Company with customers of the Contributed Business.

“Damages” means all Debts, liabilities, obligations, losses, including the proximate diminution of value, profits or distributable cash flow, damages, judgments, costs and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and expert fees, disbursements and costs of investigations, deficiencies, Taxes, levies, duties and imposts; provided, that (a) except as otherwise expressly set forth in this definition or (b) except to the extent imposed on a USAC Indemnified Party by a third party, Damages shall not include punitive, consequential or special Debts, liabilities, obligations, losses, diminutions of value, damages, judgments, penalties or fines, or other “Damages” arising from Claims to the extent such Claims are for punitive, consequential or special damages.

“Debt” for a particular Person, means, without duplication, (a) indebtedness (including all related interest) of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit or other agreements relating to the issuance of letters of credit, acceptance financing or incurrence of indebtedness, including revolving lines of credit; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations to an Affiliate; (g) obligations under operating leases; (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; and (i) indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any property of such Person.

“Disguised Sale” has the meaning set forth in Section 2.8(a).

“Disputed Item” has the meaning set forth in Section 2.4(b).

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“DRIP Election” means a form of election for USAC’s Distribution Reinvestment Plan, substantially in the form attached hereto as Exhibit A.

“Effective Date” shall mean June 30, 2013.

“Environmental Claim” means any claim, demand, suit, action, complaint, order, proceeding, loss, cost, expense, governmental investigation, request for information, liability, penalty, fines, or any other Damages arising, incurred, or otherwise asserted pursuant to any Environmental Law.

“Environmental Laws” means any and all laws, statutes, regulations, rules (including rules of common law), Orders, ordinances, codes, directives, and other legal requirements of any Governmental Authority pertaining to public health and safety, worker health and safety and pollution or protection of the environment (including any natural resource damages, conserving resources, endangered species, and all related to the presence, generation, use, storage, handling, treatment, disposal, Release, threatened Release, remediation, discharge, or emission of Hazardous Materials into the indoor or outdoor environment, and any exposure to Hazardous Materials) in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted the operations, and any judicial or administrative interpretation (including any judicial or administrative Order, consent decree, judgment or settlement) thereof, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Toxic Substances Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, and all other environmental conservation and protection laws.

“Environmental Permit” means any permit, approval, certification, clearance, identification number, license, registration, consent, exemption, waiver, variance, or other authorization required under, granted, given, or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESA Report” means an Environmental Site Assessment report performed by an environmental consultant reasonably satisfactory to USAC with respect to any Real Property leased pursuant to an Assigned Lease.

“Estimated Net Cash” has the meaning set forth in Section 2.4(a).

“Exchange Act” has the meaning set forth in Section 4.7(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means (a) the Scheduled Leases denoted on Section 3.7(b) of the Company Disclosure Letter with an asterisk (*) and (b) the Material Contracts denoted on Section 3.10 of the Company Disclosure Letter with an asterisk (*).

“Excluded Lease” has the meaning set forth in Section 9.1.

“Execution Price” means $25.78 per New Common Unit.

“Fabrication Business” means the compression unit fabrication business of the Company.

“Final Net Cash” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 3.12(a).

“FLSA” means the Fair Labor Standards Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Materials” means any substance, waste or material regulated or as to which liability might arise under any applicable Environmental Law including any:  (a) chemical, product, material, substance or waste defined, classified as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petrochemical or petroleum products or by-products, petroleum substances, oil and natural gas exploration and production wastes, natural gas or crude oil or any components, fractions or derivatives thereof; (c) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas; and (d) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, naturally occurring radioactive materials, or nuclear waste including used nuclear fuel.

“Holders” has the meaning set forth in Section 2.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnified Parties” means the S&R Indemnified Parties or the USAC Indemnified Parties, as applicable.

“Indemnifying Parties” means the S&R Parties or the USAC Indemnifying Parties, as applicable.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) patents, patent applications, together with all reissues, continuations, continuations in part, divisionals, extensions and reexaminations in connection therewith, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed), database rights, and other works of authorship, whether or not published; (d) Trade Secrets; and (e) the right to sue and collect Damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Interest” means (a) capital stock, common units, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.12(a).

“Interim Financial Statements” has the meaning set forth in Section 3.12(a).

“Inventory” has the meaning set forth in Section 3.23.

“Kaiser Guaranty” means a guaranty of the indemnification obligations of the S&R Parties by George B. Kaiser, substantially in the form attached hereto as Exhibit C.

“Key Employees” has the meaning set forth in Section 5.15(c).

“Knowledge of the S&R Parties” means the actual knowledge after reasonable inquiry of any of John Roberson, Steve Mitchell or Robert Waldo.

“Knowledge of USAC” means the actual knowledge after reasonable inquiry of any of Eric Long, Matt Liuzzi or Greg Holloway.

“Law” means any law, statute, code, ordinance, Order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

“LeaseCo” means a Texas limited liability company to be formed by the Company prior to the Merger as a wholly owned subsidiary of OpCo in accordance with Section 5.24.

“Leased Property” has the meaning set forth in Section 3.7(c).

“Liability” means any direct or indirect liability, Debt, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, option, security interest, exclusive license, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.

“Material Adverse Effect” means any material and adverse effect on the assets, liabilities, financial condition, business, operations or affairs of the Company or the Contributed Business, individually or in the aggregate, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) the taking of any action after the date of this Agreement required by this Agreement, including the Merger, so long as such action complies with Section 5.7, (e) the disclosure of the fact that USAC is the prospective acquirer of the Contributed Business, or (f) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP, other than, with respect to clauses (a), (b), (c) and (f), any change, circumstance, effect, event, fact, state of facts or development that disproportionately impacts the Company and the Contributed Business relative to other companies in the industries and markets in which the Company operates.

“Material Contract” means each of the following types of Contracts used in connection with the Contributed Business to which the Company, the Contributed Business or the Contributed Assets are bound:

(a)           all Customer Contracts,

(b)           all Scheduled Leases,

(c)           all Contracts in respect of (i) gas cards, (ii) freight and (iii) oil deliverables, and

(d)           all other Contracts, each of which provides for the payment of more than $10,000 in any consecutive 12-month period or more than $50,000 over the remaining life of the Contract.

“Merger” means a merger between the Company and the Contributed Entities in accordance with the Texas Business Organizations Code, including Section 10.003 thereof, pursuant to which, among other things, (a) all of the Company’s right, title and interest in and to all of the Contributed Assets and the Assumed Liabilities shall be vested in OpCo or LeaseCo, as applicable, and (b) each of the Company and the Contributed Entities shall survive, in each case as more fully described on Section 1.1A of the Company Disclosure Letter.

“Merger Agreement” means a Contract to effect the Merger to be entered into prior to the Closing between the Company and the Contributed Entities and containing terms mutually acceptable to the Company and USAC.

“Multiemployer Plan” shall have the meaning given in Section 3(37) of ERISA.

“Negative Working Capital” means the amount, if any, by which (a) the absolute value of the sum of total current assets, other than cash and cash equivalents, net of applicable allowances and reserves, of the Contributed Assets or the Contributed Business is less than (b) the absolute value of the sum of total current liabilities (including deferred revenue, if any) of the Contributed Assets or the Contributed Business, in each case calculated as of the Effective Date based upon the books and records of the Company and determined in accordance with GAAP and in a manner consistent with the determination thereof in the Company Annual Financial Statements.

“Net Cash” means the Net Cash Amount; provided, that if the Net Cash Amount is less than zero, Net Cash shall equal zero.

“Net Cash Amount” means an amount equal to (a) the aggregate amount of all cash and other consideration (including, in the event of a Casualty Loss, business interruption insurance proceeds) received by the Company or a Contributed Entity after the Effective Date through the Closing Date that is directly attributable to the ownership and operation of the Contributed Assets or the Contributed Business after the Effective Date minus (b) the aggregate amount of all costs (other than (i) Income Taxes, (ii) Casualty Costs, (iii) Casualty Losses, (iv) Restoration Costs and (v) the aggregate amount payable by USAC under the Requirements Contract with respect to compression units manufactured between July 1, 2013 and the Closing Date) paid by the Company or a Contributed Entity in the Ordinary Course of Business after the Effective Date through the Closing Date that are directly attributable to the ownership and operation of the Contributed Assets or the Contributed Business after the Effective Date and plus (c) if applicable, increases due to Casualty Loss as provided for in Section 5.10.  If any Casualty Loss reduces the amount of cash and other consideration received by the Company after the Effective Date through the Closing, all amounts of cash and other consideration that would have otherwise been received by the Company or a Contributed Entity after the Effective Date through the Closing Date had such Casualty Loss not occurred shall be deemed to be cash and other consideration received by the Company for purposes of clause (a).

“New Common Units” has the meaning set forth in Section 2.3.

“Non-Business Employee” has the meaning set forth in Section 5.1(b).

“Non-Consent Contracts” has the meaning set forth in Section 5.18.

“OpCo” means a Texas limited liability company to be formed by the Company prior to the Merger as a wholly owned subsidiary of the Company in accordance with Section 5.24.

“Order” means any order, writ, judgment, stipulation, settlement, preliminary or permanent injunction or other order, award or decree entered by any Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with the past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Original Filing” means that certain July 12, 2013 filing of the Letter of Intent, dated June 18, 2013 and acknowledged by the Company, filed under the HSR Act with respect to the Transaction.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permit” means any permit, approval, certification, clearance, identification number, license, registration, consent, exemption, waiver, variance, or other authorization required under, granted, given, issued or otherwise available by or under any Governmental Authority, including Environmental Permits.

“Permitted Liens” means (a) Liens for current period Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings, and (b) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, including encumbrances created or existing under applicable Law (other than Tax Law) or under Contracts with customers or vendors created in the Ordinary Course of Business, which Liens do not affect title to or ownership of the Contributed Assets.

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or Governmental Authority.

“Plan” or “Plans” has the meaning set forth in Section 3.19(a).

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prohibited Period” has the meaning set forth in Section 5.1(a)(i).

“Proposed Final Net Cash” has the meaning set forth in Section 2.4(b).

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by the Company and used in connection with the operation of the Contributed Business.

“Registered Intellectual Property” has the meaning set forth in Section 3.24(a).

“Registration Rights Agreement” means a registration rights agreement between USAC, the Company and each Holder to whom New Common Units are to be delivered at Closing pursuant to Section 2.3, substantially in the form attached hereto as Exhibit B.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing to the indoor or outdoor environment, including the movement through the air, soil, surface water or groundwater, whether intentional or unintentional.

“Requirements Contract” means a requirements contract between the Company and USAC, substantially in the form agreed upon by the Parties as of the date of this Agreement, with such changes as are mutually acceptable to the Parties.

“Requirements Contract Assets” has the meaning set forth in Section 2.8(a).

“Resolution Period” has the meaning set forth in Section 2.4(c).

“Restoration Cost” means, with respect to a Casualty Loss, the sum of (a) the Casualty Cost with respect to such Casualty Loss, plus (b) the amount of gross margin with respect to such Casualty Loss; in each case arising after the Effective Date and as determined by a qualified firm mutually selected by USAC and the Company promptly after the date of the event giving rise to such Casualty Loss, which firm shall take into account, among other things, a reasonable period that the firm estimates the damaged or destroyed Contributed Assets will remain unrestored.

“S&R Equipment Fleet” has the meaning set forth in Section 2.2(e).

“S&R Fundamental Representations” has the meaning set forth in Section 9.1.

“S&R Indemnification Cap” means an amount equal to the product of (a) the aggregate number of New Common Units issued at the Closing pursuant to Section 2.3, (b) the Execution Price and (c) 0.125.

“S&R Indemnification Deductible” means an amount equal to the product of (a) the aggregate number of New Common Units issued at the Closing pursuant to Section 2.3, (b) the Execution Price and (c) 0.0075.

“S&R Indemnified Parties” has the meaning set forth in Section 9.2.

“S&R Party” or “S&R Parties” has the meaning set forth in the preamble.

“S&R Party Tax Liability” means any and all Taxes imposed on the Contributed Entities (or any predecessor thereof) or for which the Contributed Entities (or any predecessor thereof) may otherwise be liable (a) for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.13(a)(ii); (b) resulting from a breach of any representation or warranty set forth in Section 3.15 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or any covenant set forth in Section 5.13; (c) of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which the Contributed Entities (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; or (d) of any other Person for which a Contributed Entity is or has been liable as a transferee or successor, by contract or otherwise, but only to the extent such Taxes arise as a result of the Contributed Entities having transferee or successor liability as a result of their relationship with S&R, or entering into a contract or otherwise during the Pre-Closing Tax Period.

“Scheduled Leases” has the meaning set forth in Section 3.7(b).

“Scheduled Permits” has the meaning set forth in Section 3.9.

“SEC” has the meaning set forth in Section 4.7(a).

“Securities Act” has the meaning set forth in Section 3.5.

“Special Financial Statements” has the meaning set forth in Section 5.9(a).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any Liability for the payment of any amounts of the type described above as a transferee or successor, or as a result of the operation of Law or any express or implied obligation to indemnify any other Person or as a result of being a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax Returns and any similar group under foreign, state or local Law for any period.

“Tax Benefit” has the meaning set forth in Section 9.8.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Contracts” has the meaning set forth in Section 5.12.

“Territory” means the geographic area in which USAC or its Affiliates conduct the Business, have conducted the Business, or have plans to conduct the Business of which the S&R Parties are aware.  The Territory includes, without limitation, areas meeting the description above within the United States of America.

“Third Party Action” has the meaning set forth in Section 9.5.

“Trade Secrets” means trade secrets and confidential information, including confidential technical or non-technical data, information or know-how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and or other information similar to any of the foregoing.

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Transaction Documents” means this Agreement, the Company Disclosure Letter, the USAC Disclosure Letter, the Confidentiality Agreement, the Merger Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement and the Merger Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.13(c).

“Transition Services Agreement” means an agreement to be entered into by and between the Company and OpCo, LeaseCo, and/or their designees at the Closing providing for transition services among the parties thereto on terms mutually acceptable to the Company and USAC.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“USAC” has the meaning set forth in the preamble.

“USAC Disclosure Letter” has the meaning set forth in Article IV.

“USAC Fundamental Representations” has the meaning set forth in Section 9.2.

“USAC Indemnification Cap” means an amount equal to the product of (a) the aggregate number of New Common Units issued at the Closing pursuant to Section 2.3, (b) the Execution Price and (c) 0.125.

“USAC Indemnification Deductible” means an amount equal to the product of (a) the aggregate number of New Common Units issued at the Closing pursuant to Section 2.3, (b) the Execution Price and (c) 0.0075.

“USAC Indemnified Parties” has the meaning set forth in Section 9.1.

“USAC Indemnifying Parties” has the meaning set forth in Section 9.2.

“USAC Material Adverse Effect” means material and adverse effect on the assets, liabilities, financial conditions, business, operations or affairs of USAC, individually or in the aggregate, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which USAC operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) the taking of any action after the date of this Agreement required by this Agreement so long as such action complies with Section 5.8, (e) the execution of this Agreement, or the announcement, disclosure or pendency of the Transactions, or (f) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP, other than, with respect to clauses (a), (b), (c) and (f), any change, circumstance, effect, event, fact, state of facts or development that disproportionately impact USAC relative to other companies in the industries and markets in which USAC operates.

“USAC Prohibited Period” has the meaning set forth in Section 5.1(b).

“USAC SEC Reports” has the meaning set forth in Section 4.7(a).

ARTICLE II
CONTRIBUTION; CLOSING

2.1          Transfer of Contributed Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall contribute, transfer, assign, convey and deliver to USAC or its respective designee, and USAC or its designees shall accept and acquire from the Company, all of the Company’s right, title and interest in and to all of the Contributed Assets and the Net Cash.  Notwithstanding the foregoing, the transfer of the Contributed Assets pursuant to this Agreement shall not include the assignment of any Liability related to the Contributed Business, the Contributed Assets or any other Liability of any S&R Party unless expressly assumed by USAC pursuant to Section 2.7.

(b)           To facilitate the contribution, transfer, assignment, conveyance and delivery by the Company to USAC of the Contributed Assets at the Closing, prior to the Closing, the Company shall cause all of the Company’s right, title and interest in and to all of the Contributed Assets to be vested in OpCo or LeaseCo, as applicable, immediately prior to the Closing pursuant to the Merger.  Notwithstanding any provision of this Agreement to the Contrary, the contribution, transfer, assignment, conveyance and delivery by the Company to USAC of the Contributed Assets at the Closing shall be effected by the contribution, transfer, assignment, conveyance and delivery by the Company to USAC of the Contributed Interests.

Unless the context otherwise requires, from and after the effective time of the Merger, references to the Contributed Assets, the Contributed Business and the Assumed Liabilities shall mean such Contributed Assets, Contributed Business and Assumed Liabilities as vested in OpCo or LeaseCo, as applicable.

2.2          Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Contributed Assets to be contributed, transferred, assigned, conveyed or delivered to USAC or its designees hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Company and not vested in OpCo or LeaseCo pursuant to the Merger, any and all right, title or interest to the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)           all assets of the Company related solely to the Fabrication Business;

(b)           all compression units that are mutually determined by the Company and USAC not to be usable or rentable, either permanently or as a result of the lack of current or near-term market demand;

(c)           all used compression units that are mutually determined by the Company and USAC to require material overhaul;

(d)           all non-gas lift equipment such as vapor recovery units, pre-coolers and the like, and any gas lift or compression units that are mutually agreed by the Company and USAC to constitute an Excluded Asset;

(e)           all compression units owned by S&R Equipment, Inc. and the associated equipment and spare parts utilized in the maintenance of such compression units on the Effective Date (the “S&R Equipment Fleet”);

(f)            all Plans and assets attributable thereto;

(g)           all Excluded Contracts;

(h)           all Excluded Leases; and

(i)            cash collected by the Company on or in respect of Accounts Receivable generated by operations of the Contributed Business prior to the Effective Date, subject to the obligation of the Company contained in Section 2.7.

Without limiting the generality of the foregoing, Section 2.2 of the Company Disclosure Letter lists those assets, properties and rights that the Parties, as of the date of this Agreement, have identified and agreed constitute “Excluded Assets.”  If, after the date of this Agreement, it is discovered that an asset meeting the definition of an “Excluded Asset” set forth in clauses (a) and (d) through (g) above was not included on Section 2.2 of the Company Disclosure Letter, such asset shall nonetheless be an Excluded Asset.

2.3          Consideration.  In consideration of the contribution, transfer, assignment, conveyance and delivery of the Contributed Assets and the Net Cash by the Company to USAC,

USAC shall issue to the Company a number of Common Units (such Common Units, the “New Common Units”) that shall, as of the Closing Date, represent 20% of all Common Units and Subordinated Units of USAC issued and outstanding on the Closing Date, calculated on a fully diluted basis after giving effect to such issuance (but excluding any general partner units and any incentive distribution rights).  The Parties acknowledge that the Company intends to distribute the New Common Units at Closing to certain members and beneficial owners of the Company and Argonaut (the “Holders”) in such amounts calculated in accordance with Section 2.3 of the Company Disclosure Letter.  At the Closing, USAC shall issue the New Common Units to the Holders in book entry form, in the names listed on and in the amounts calculated in accordance with Section 2.3 of the Company Disclosure Letter; provided, that USAC will only be obligated to issue New Common Units to those Holders after USAC has received the information required by Section 2.6(a)(vii).

2.4          Net Cash.  Net Cash will be determined in accordance with the following:

(a)           At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to USAC a statement (the “Pre-Closing Statement”) setting forth an estimate of the Net Cash as of the Closing Date (the “Estimated Net Cash”).  USAC, and any accountants or advisors retained by USAC, shall be permitted to review the Company’s working papers related to the preparation of the Pre-Closing Statement and the books and records of the Company and its Affiliates for the purposes of reviewing the Pre-Closing Statement.  At the request of USAC, representatives of the Company and its Affiliates who prepared the Pre-Closing Statement shall be available to answer questions with respect to the determination of the Estimated Net Cash.  The Company and USAC shall work together reasonably and in good faith to timely resolve any dispute over any item set forth in the Pre-Closing Statement and to agree upon the Estimated Net Cash.  Notwithstanding the foregoing, the Parties acknowledge and agree that the Estimated Net Cash shall have no presumptive effect for purposes of determining the Final Net Cash as contemplated below.

(b)           As soon as is practicable, and in any event no later than 60 days after the Closing Date, the Company shall deliver to USAC a statement (the “Closing Statement”) setting forth the proposed final calculation of the Net Cash (the “Proposed Final Net Cash”).  During the 30-day period from and after USAC’s receipt of the Closing Statement, USAC, and any accountants or advisors retained by USAC, shall be permitted to review the working papers of the Company, and any accountants or advisors retained by the Company, related to the preparation of the Closing Statement and the books and records of the Company for the purposes of reviewing the Closing Statement.  At the request of USAC, representatives of the Company who prepared the Closing Statement shall be available to answer questions with respect to the determination of the Proposed Final Net Cash.  If USAC does not dispute the Closing Statement or any items set forth therein during such 30-day period, the Proposed Final Net Cash shall be deemed to be the final and definitive calculation of the Net Cash (the “Final Net Cash”).  If USAC disputes any items reflected on the Closing Statement (each, a “Disputed Item”), USAC shall submit to the Company, during such 30-day period, a written notice (a “Dispute Notice”) identifying each Disputed Item and setting forth the amount in dispute and a statement of the basis for such dispute.

(c)           For a period of 14 days following the date of delivery of a Dispute Notice (the “Resolution Period”), USAC and the Company shall negotiate reasonably and in good faith in an attempt to resolve all Disputed Items.  If, at the end of the Resolution Period, the parties have not reached an agreement in writing as to all Disputed Items, all unresolved Disputed Items shall be promptly submitted for resolution to BDO USA, LLP, or if such firm is unable to serve for any reason, another reputable accounting firm who shall not have provided any material services to USAC or the S&R Parties at any time during the two years preceding the Closing Date, and who shall be selected by the mutual agreement of USAC and the Company (in either case, the “Arbitration Firm”); provided, however, that if USAC and the Company cannot so agree within 30 days of the Company’s receipt of the Dispute Notice, USAC and the Company shall request the American Arbitration Association to select an Arbitration Firm meeting the criteria set forth herein.  The Parties shall cooperate reasonably and in good faith with the Arbitration Firm in connection with its efforts to resolve the unresolved Disputed Items, and the Parties shall provide such work papers and other documents as the Arbitration Firm may reasonably request for purposes of performing its duties.  The Parties shall instruct the Arbitration Firm to render its decision within 45 days of its engagement.  The Arbitration Firm’s services and authority to make a determination shall be limited in scope to the Disputed Items.  The Arbitration Firm shall apply accounting and mathematical principles, in accordance with this Section 2.4(c), to the Disputed Items, and shall have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement.  In addition, the Arbitration Firm shall not have authority to make any adjustment to or modification of the Estimated Net Cash.  Upon making its determination as to the unresolved Disputed Items, the Arbitration Firm shall deliver to USAC and the Company a report setting forth its adjustments, if any, to the unresolved Disputed Items, the calculations supporting such adjustments, and the Arbitration Firm’s calculation of the Final Net Cash.  Such report shall be final, conclusive and binding on the Parties hereto as to all unresolved Disputed Items.  Disputed Items shall not be subject to judicial review or appeal, absent fraud or manifest error.  The fees and expenses of the Arbitration Firm shall be borne one-half by USAC and one-half by the Company.  USAC and the Company shall enter into a customary engagement agreement with the Arbitration Firm regarding its services at the request of such Arbitration Firm.

(d)           No later than five days after the expiration of the 30-day period set forth in the second sentence of Section 2.4(b), if USAC does not dispute any items in the Closing Statement or, if USAC disputes items in the Closing Statement, after all Disputed Items have been resolved in accordance with the provisions of Section 2.4(c), then:

(i)            if the Final Net Cash is equal to the Estimated Net Cash, then no amount shall be payable after Closing in respect of the Final Net Cash.

(ii)           if the Final Net Cash is greater than the Estimated Net Cash, then the Company shall pay to USAC the absolute value of the difference between the Estimated Net Cash and the Final Net Cash.

(iii)          if the Final Net Cash is less than the Estimated Net Cash, then USAC shall pay to the Company the absolute value of the difference between the Estimated Net Cash and the Final Net Cash.

Amounts payable under this Section 2.4(d) shall be calculated without duplication of amounts paid pursuant to Section 5.11 as of the date of payment under this Section 2.4(d).

(e)           All payments under this Section 2.4 shall be made by wire transfer of immediately available funds to accounts specified by the Company or USAC, as applicable.

2.5          The Closing.  The closing of the Transaction (the “Closing”) shall take place at the offices of Frederic Dorwart, Lawyers, Old City Hall, 124 East Fourth Street, Tulsa, Oklahoma 74103 at 10:00 A.M. local time, on the second Business Day after the conditions to Closing set forth in Articles VI and VII have been satisfied or waived, or on such other date and at such other time and place as USAC and the Company mutually agree in writing.  All actions listed in Section 2.6 that occur on the Closing Date shall be deemed to occur simultaneously at Closing.

2.6          Closing Deliveries.

(a)           Company Deliveries.  At the Closing, the Company shall deliver, or shall cause to be delivered, to USAC the following:

(i)            the Estimated Net Cash, if any, by wire transfer of immediately available funds to an account specified by USAC at least five Business Days prior to the Closing;

(ii)           the Assignment Agreement, duly executed by the Company;

(iii)          the Transition Services Agreement, duly executed by the Company and OpCo, LeaseCo, and/or their designees;

(iv)          the Registration Rights Agreement, duly executed by the Company;

(v)           the Requirements Contract, duly executed by the Company;

(vi)          the DRIP Election, duly executed by the Company;

(vii)         from each Holder to whom New Common Units are to be delivered at Closing pursuant to Section 2.3, (A) a representation in a form reasonably satisfactory to USAC and executed by such Person (x) with respect to the matters set forth in Section 3.26 and (y) such additional information as USAC may reasonably request, (B) the Registration Rights Agreement and the DRIP Election, in each case duly executed by such Person, and (C) an agreement in a form reasonably satisfactory to USAC executed by such Person agreeing to be bound by the provisions of Section 5.1;

(viii)        the Kaiser Guaranty, duly executed by George B. Kaiser;

(ix)          a certificate, dated the Closing Date, signed by authorized representatives of the Company certifying as to (A) the good standing of the Company in its jurisdiction of formation and in each other jurisdiction where it is qualified to do business, (B) true and correct copies of the Organizational Documents of the Company as in effect on the Closing Date, (C) that all actions required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents have been taken and setting forth copies of such actions, (D) the accuracy of the specimen signature(s) of any Person executing this Agreement and such other Transaction Documents on behalf of the Company, and (E) such other matters reasonably requested by USAC;

(x)           a certificate, dated the Closing Date, signed by authorized representatives of Argonaut certifying as to (A) the good standing of Argonaut in its jurisdiction of formation and in each other jurisdiction where it is qualified to do business, (B) that all actions required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents have been taken and setting forth copies of such actions, (C) the accuracy of the specimen signature(s) of any Person executing this Agreement and such other Transaction Documents on behalf of Argonaut, and (D) such other matters reasonably requested by USAC;

(xi)          vehicle titles or registration documents for all titled vehicles that are Contributed Assets at or as soon as practicable after the Closing, in accordance with Section 5.2;

(xii)         originals (if available) or copies of all Books and Records that are segregated and readily available (it being acknowledged that the delivery of all such Books and Records to an office of the Contributed Business located at one or more of the Assigned Leases shall constitute delivery for purposes of this Section 2.6(a)(xii));

(xiii)        a separate duly prepared and executed certificate of non-foreign status of the Company meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(xiv)        an Internal Revenue Service Form W-9 duly executed and delivered by the Company; and

(xv)         all other documents reasonably requested by USAC to be delivered by the S&R Parties in connection with the consummation of the Transaction.

(b)           USAC Deliveries.  At the Closing, USAC shall deliver, or shall cause to be delivered, to the Company or its designees, the following:

(i)            the New Common Units in accordance with Section 2.3;

(ii)           the Assignment Agreement, duly executed by USAC;

(iii)          the Registration Rights Agreement, duly executed by USAC;

(iv)          the Requirements Contract, duly executed by USAC;

(v)           the Kaiser Guaranty, acknowledged and agreed by USAC;

(vi)          a certificate, dated the Closing Date, signed by authorized representatives of USAC certifying on behalf of USAC as to (A) the good standing of

USAC in its jurisdiction of formation and in each other jurisdiction where it is qualified to do business, (B) true and correct copies of the Organizational Documents of USAC as in effect on the Closing Date, (C) that all actions by USAC required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents, have been taken and setting forth copies of such actions, (D) the accuracy of the specimen signature(s) of any Person executing this Agreement and such other Transaction Documents on behalf of USAC, and (E) such other matters reasonably requested by the Company;

(vii)         written notification from USA Compression GP, LLC, the general partner of USAC, that the limitation on the voting rights of the Holders matter set forth in the definition of “Outstanding” in the First Amended and Restated Agreement of Limited Partnership of USAC shall not apply to the New Common Units; and

(viii)        all other documents reasonably requested by the Company to be delivered by USAC in connection with the consummation of the Transaction.

2.7          Assumed Liabilities.  On the Closing Date USAC, by virtue of the contribution, transfer, assignment, conveyance and delivery by the Company to USAC of the Contributed Interests, shall assume and agree to discharge only the Liabilities of the Contributed Business set forth on Section 2.7 of the Company Disclosure Letter (such liabilities, the “Assumed Liabilities”).  Every other Liability of the Company, the Contributed Assets and the Contributed Business, including (a) any S&R Party Tax Liability, (b) all Liabilities to the extent attributable to Negative Working Capital, (c) all Liabilities arising pursuant to any Excluded Contract and (d) any Liability reflected on the interim Special Financial Statements that was not reflected on the Interim Financial Statements, shall not be vested in OpCo or LeaseCo pursuant to the Merger and shall retained, paid, performed and discharged solely by the Company and/or its Affiliates (other than OpCo or LeaseCo).

2.8          Allocation of Consideration.

(a)           The contribution of the Contributed Interests shall be treated for Tax purposes as the contribution of the assets of the Contributed Entities and no party hereto or any Affiliate thereof shall take any position inconsistent with such treatment.  The Parties intend that the contribution of the assets of the Contributed Entities and the transfer at Closing of certain assets pursuant to the Requirements Contract (the “Requirements Contract Assets”) made by the Company in exchange for the consideration delivered pursuant to Section 2.3 and the consideration delivered at Closing pursuant to the Requirements Contract shall be treated for U.S. federal, and applicable state and local, income tax purposes as an exchange described in Section 721(a) of the Code to the extent the cash delivered by USAC pursuant to the Requirements Contract to the Company does not exceed the amount of capital expenditures described in Treasury Regulation Section 1.707-4(d).  If the cash distributed by USAC to the Company exceeds the amount of capital expenditures described in Treasury Regulation Section 1.707-4(d), then the contribution of the assets of the Contributed Entities and the Requirements Contract Assets in exchange for the consideration delivered pursuant to Section 2.3 and the consideration delivered pursuant to the Requirements Contract will be treated in part as an exchange described in Section 721(a) of the Code and in part as a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”).

(b)           The Parties agree that, for all Tax purposes, including for purposes of allocating (i) the consideration that is properly considered to have been received by the Company in such Disguised Sale among the portion of assets of the Contributed Entities and the Requirements Contract Assets that are treated as sold in such Disguised Sale and (ii) the fair market value of the assets of the Contributed Entities and the Requirements Contract Assets that are treated as contributed to USAC under Section 721(a) of the Code, the agreed fair market value of the assets of the Contributed Entities and the Requirements Contract Assets will be mutually agreed upon and allocated by the Company and USAC prior to the Closing, all in accordance with the principles of Sections 707 and 1060 of the Code and the Treasury Regulations promulgated thereunder.

(c)           Each of the Company, USAC and their respective Affiliates shall file all Tax Returns in a manner consistent with this Section 2.8, and no party shall take a position in any forum that is inconsistent with this Section 2.8 before any Governmental Authority charged with the collection or administration of any Tax, or in any proceeding relating to any Tax, unless otherwise required by a final, non-appealable determination.  For the avoidance of doubt, USAC and the S&R Parties agree that the determination pursuant to this Section 2.8 of (i) the fair market value of the assets of the Contributed Entities and the Requirements Contract Assets that are treated as contributed to USAC under Section 721(a) of the Code and (ii) the fair market value of the assets of USAC (in each case as mutually agreed upon and allocated by the Company and USAC prior to the Closing) shall be used for purposes of applying Section 704(c) of the Code to such assets, and the variation between the fair market value of such assets and the adjusted tax basis of such assets will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE S&R PARTIES

The S&R Parties, jointly and severally, represent and warrant to USAC that, except to the extent expressly modified and set forth in the disclosure letter delivered by the Company to USAC at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the following statements are all true, correct and complete as of the date of this Agreement and as of the Closing.  The Company Disclosure Letter will be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement.  The S&R Parties acknowledge that USAC is relying on the following representations and warranties in entering into this Agreement.

3.1          Organization.  As of the date of this Agreement, the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma.  As of the date of the Merger, the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas.  The Company is duly qualified or registered and in good standing as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  Section 3.1 of the Company Disclosure Letter contains a true and correct list of the jurisdictions in which the Company is qualified or registered to do business as a foreign limited liability company as of the date of this Agreement.  Argonaut is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma.

3.2          Power.  The Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

3.3          Authority; Enforceability.  Each S&R Party has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents to which each S&R Party is a party and the performance of the Transaction have been duly authorized by such action necessary on behalf of such S&R Party.  This Agreement and each of the Transaction Documents to which each S&R Party is a party have been duly executed and delivered by each S&R Party, and (assuming due authorization, execution and delivery by the other Parties thereto) constitute the legal, valid and binding obligations of such S&R Party, enforceable against such S&R Party in accordance with their respective terms subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such Laws and principles being referred to herein as “Creditors’ Rights”).

3.4          Consents; Absence of Conflicts.  Neither the execution and delivery of this Agreement and the other Transaction Documents to which each S&R Party is a party, nor the performance of the obligations of each S&R Party hereby and thereby, nor the consummation of the Transaction will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by any S&R Party of any material rights or benefits under, create in any party the right to accelerate, terminate, suspend, revoke, modify or cancel, require any notice, filing or consent or give rise to any preferential purchase or similar right under (i) any Law applicable to the S&R Parties or any of the Contributed Assets, (ii) the Organizational Documents of the S&R Parties or (iii) any Contract to which the Company is a party or by which the Company or any of the Contributed Assets is bound; (b) result in the creation or imposition of any Lien on any of the Contributed Assets; (c) result in the cancellation, forfeiture, revocation, suspension or modification of any Contributed Asset or any existing consent, approval, authorization, license, Permit, certificate or Order; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 3.4.

3.5          Ownership; No Equity Interests.  Section 3.5 of the Company Disclosure Letter sets forth the record and beneficial owners and holders of the Interests in the Company and any other Person who will receive any New Common Units at the Closing.  Other than those record and beneficial owners and holders of the Interests in the Company set forth in Section 3.5 of the Company Disclosure Letter, no other Person holds any Interest in the Company.  Each Holder is a direct or indirect record and beneficial owner of an interest in the Company.  There are no Contracts relating to the issuance, sale or transfer of any Interests in the Company.  None of the outstanding Interests in the Company was issued in violation of the Securities Act of 1933 (the

“Securities Act”), or other applicable Law.  Except for the Contributed Interests, the Contributed Assets do not include any Interest in any Person.

3.6          Absence of Changes.  Since December 31, 2012 (except with respect to Section 3.6(i) which shall be since the Effective Date):

(a)           there has not been any Material Adverse Effect on the Contributed Business;

(b)           the Contributed Business has been operated, and the Contributed Assets have been maintained, in the Ordinary Course of Business of the Company;

(c)           there has not been any material damage, destruction or loss to any portion of the Contributed Assets, whether covered by insurance or not;

(d)           there has not been any acquisition of all or substantially all of the assets or properties or the securities or business of any other Person by the Company or any merger or consolidation of the Company with any other Person;

(e)           there has not been any sale, assignment, lease or transfer of any of the assets of the Company that would be Contributed Assets with an aggregate fair market value of more than $100,000, other than in the Ordinary Course of Business of the Company;

(f)            there has not been any material change in the financial or accounting practices or policies of the Company;

(g)           the Company has not entered into or materially amended any Plan or any employment, consulting, severance or indemnification agreement, or any agreement with respect to a retention bonus or actual or potential change of control payment, with any Business Employee or other Person who provides services to the Contributed Business, nor has the Company incurred or entered into any collective bargaining agreement with, or other obligation to, any labor organization or any Business Employee;

(h)           there has not been any actual or, to the Knowledge of the S&R Parties, threatened material adverse change, nor has there been any change, circumstance, effect, event, fact, state of facts or development that is reasonably expected to result in an actual or material adverse change, in the relationship of the Company with any customer, supplier, distributor or sales representative of the Contributed Business, except for matters excepted from the definition of Material Adverse Effect pursuant to clauses (d) and (e) thereof;

(i)            there has not been any (i) declaration, setting aside or payment of any distributions, dividends or similar payments (other than cash dividends) in respect of any equity of the Company; or (ii) redemption, purchase or other acquisition of any outstanding securities of the Company;

(j)            there has not been any increase of more than 10% in the compensation or benefits of any Business Employee or other Person who provides services to the Contributed Business;

(k)           the Company has not entered into any Contract with the United States federal government or entered into any subcontract with a contractor to the United States federal government; and

(l)            there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

3.7          Real Property.

(a)           The Company does not own or have any fee ownership interest in any Real Property.

(b)           To the Knowledge of the S&R Parties, all Real Property leased and used by the Company conforms in all material respects with applicable Law.  The Company enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.  Section 3.7(b) of the Company Disclosure Letter contains a true, complete and correct list of all leases pursuant to which the Company leases any Real Property in the conduct of the Contributed Business (the “Scheduled Leases”).  The Scheduled Leases listed on Section 3.7(b) of the Company Disclosure Letter, other than those Scheduled Leases that have been denoted as an Excluded Contract, are referred to in this Agreement individually as an “Assigned Lease” and collectively as the “Assigned Leases.”  The Real Property leased pursuant to the Scheduled Leases constitutes all of the Real Property that has been used or occupied in connection with the ownership of the Contributed Business since December 31, 2012.

(c)           Before the Closing, to the extent USAC receives an ESA Report identifying, for any Real Property leased pursuant to an Assigned Lease denoted with a double asterisk (**) on Section 3.7(b) of the Company Disclosure Letter (“Leased Property”), (i) any Liability under any Environmental Law applicable to, or reasonably likely to be incurred with respect to such Leased Property, or (ii) the need for investigative or remedial action with respect to such Leased Property, USAC shall have the right, in its sole discretion, to require the S&R Parties to amend Section 3.7(b) of the Company Disclosure Letter prior to Closing in order to denote the Assigned Lease for such Leased Property as an Excluded Contract.

3.8          Personal Property; Contributed Assets.

(a)           Section 3.8(a) of the Company Disclosure Letter lists all of the equipment (including all compression units), tools, machinery, parts, products, materials, supplies, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or owned by the Company for the Company’s operation of the Contributed Business.  Such scheduled assets, together with the Contributed Interests, Inventory, the Company Intellectual Property (including the software licenses listed in Section 3.8(a) of the Company Disclosure Letter), all Books and Records, the Scheduled Permits, the Assigned Contracts, the Assigned Leases, all Accounts Receivable, cash and cash equivalents, and any other assets of the Contributed Business that would be set forth on a balance sheet of the Contributed Business prepared as of immediately prior to the Closing and all of the Company’s right, title and interest in and to all of the Company’s other property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to the Company and which relate to the Contributed Business are referred to in this Agreement as the “Contributed Assets”; provided, however, that Contributed Assets shall not include (i) qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, and other documents, in each case solely relating to the organization, maintenance, and existence of the Company as a limited liability company, (ii) any of the rights of the Company under this Agreement or any Transaction Document, (iii) the Excluded Assets, (iv) Accounts Receivable existing on the Effective Date, or (v) accounts and notes payable from account, note and other creditors of the Company attributable to the Contributed Business existing on the Effective Date.  The Company has good title to, or valid leasehold or license interests in, all of the Contributed Assets free and clear of all Liens, other than Permitted Liens.

(b)           Upon the consummation of the Transaction, USAC will have good title to, or valid leasehold or license interests in, all of the Contributed Assets free and clear of all Liens except for Permitted Liens described in clause (b) of the definition thereof.  Except for the Transaction, no Contributed Asset is subject to any purchase option in favor of a third party.

(c)           Each of the compression units included in the Contributed Assets (all of which are listed on Section 3.8(a) of the Company Disclosure Letter) are in good working order and repair (taking their age and ordinary wear and tear into account) and have been operated and maintained in the Ordinary Course of Business of the Company.  The Company has not deferred maintenance of any such compression unit in contemplation of the Transaction.  Each other item of the Contributed Assets and the Real Property leased pursuant to the Assigned Leases remain in suitable and adequate condition for use consistent with their primary use in the Ordinary Course of Business of the Company.

(d)           The Contributed Assets shall include all rights, claims, credits, causes of action and rights of set-off of the Company, to the extent relating to the Contributed Business, whether choate or inchoate, known or unknown or contingent or non-contingent, including all claims pursuant to guarantees, representations, warranties (express or implied), indemnities and similar rights made by suppliers, manufacturers, contractors and other third parties in favor of the Company in respect of any Contributed Asset.

3.9          Permits.  Section 3.9 of the Company Disclosure Letter lists all material Permits used or held by the Company in connection with the operation of the Contributed Business and the Contributed Assets (the “Scheduled Permits”).  The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Contributed Business and the Contributed Assets as currently conducted.  All of the Scheduled Permits are valid, binding and in full force and effect and the Company is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.  The Company has taken all necessary action to maintain each Scheduled Permit.  No loss of any Scheduled Permit is pending, or, to the Knowledge of the S&R Parties, threatened (other than expiration upon the end of any term).

3.10        Contracts.

(a)           Section 3.10 of the Company Disclosure Letter sets forth a true and complete list, as of the Effective Date, of each Material Contract, but excluding all purchase orders, invoices and obligations that constitute Material Contracts but are included in the Company’s accounts payable.  The Company shall, prior to the Closing, amend Section 3.10 of the Company Disclosure Letter to account for additional Material Contracts entered into between the Effective Date and the Closing to the extent permitted in accordance with the other provisions of this Agreement.  The Material Contracts listed on Section 3.10 of the Company Disclosure Letter, other than those Material Contracts that have been denoted as an Excluded Contract, are referred to in this Agreement individually as an “Assigned Contract” and collectively as “Assigned Contracts.”

(b)           To the extent permissible by Law, true and complete copies (including all amendments) of each Material Contract have been provided to USAC.

(c)           Each Material Contract is the legal, valid obligation of the Company, and to the Knowledge of the S&R Parties, any other Person party thereto, binding and enforceable against the Company and, to the Knowledge of the S&R Parties, any other Person party thereto, in accordance with its terms in all respects, subject to Creditors’ Rights.

(d)           Each Material Contract is in full force and effect, and neither the Company nor, to the Knowledge of the S&R Parties, any other Person party thereto is in breach or default thereunder, and to the Knowledge of the S&R Parties no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to the Company or acceleration thereunder.  The Company has not received any written notice from, or made a written claim against, any party to any Material Contract with respect to any breach or default thereunder.  No party thereto has asserted or has (except by operation of Law) any right to offset, discount or otherwise abate any amount owing under the Material Contract, except as expressly set forth in such Contract.

3.11        Brokers’ Fees.  Neither the S&R Parties nor any of their Affiliates have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which USAC or any of their Affiliates will become liable or obligated.

3.12        Financial Statements; Intercompany Payables.

(a)           Attached as Section 3.12 of the Company Disclosure Letter are copies of (i) the audited balance sheets of the Company as of December 31, 2012 and the related audited statements of income and cash flows for the year then ended (collectively, the “Annual Financial Statements”), and (ii) an unaudited balance sheet of the Company as of June 30, 2013 (the “Interim Balance Sheet) and the related unaudited statement of income for the month then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.”  The Annual Financial Statements (including any related notes thereto) (x) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (y) fairly present, in all material respects, the financial condition and results of operations of the Company, as of the respective dates thereof and for the respective periods covered thereby, and (z) have been prepared from, and are in accordance with, the Books and Records of the Company.  The Interim Financial Statements (including any related notes thereto) (x) have been prepared on a tax basis, consistently applied throughout the period covered thereby, except as otherwise noted therein, (y) fairly present, in all material respects, the financial condition and results of operations of the Company, as of the date thereof and for the period covered thereby, and (z) have been prepared from, and are in accordance with, the Books and Records of the Company.

(b)           The Company has caused all intercompany payables, receivables and loans between the Company and any of its Affiliates to be paid such that there shall be no such intercompany payables, receivables or loans in existence as of the Closing.

3.13        No Undisclosed Liabilities.  The Contributed Business and the Contributed Assets do not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Contributed Business giving rise to any Liability), other than liabilities set forth on the face of the Interim Balance Sheets, and which have arisen in the Ordinary Course of Business of the Company since the date of the Interim Balance Sheets (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Laws) and all of which are set forth in Section 3.13 of the Company Disclosure Letter.

3.14        Legal Compliance.  With respect to the Contributed Business, the Company has been and is in compliance in all material respects with all applicable Laws and the terms of all Scheduled Permits.

3.15        Taxes.  (a) All material Tax Returns required to have been filed by the Contributed Entities have been duly and timely filed with the appropriate Governmental Authority (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects, (b) all material Taxes owed by the Contributed Entities or any combined, consolidated or unitary group in which either Contributed Entity is a member, have been paid in full, other than Taxes which are being contested in good faith, (c) all material Tax withholding and deposit requirements imposed on each of the Contributed Entities have been satisfied in full in all material respects, (d) there are no Liens with respect to Taxes upon the assets of the Contributed Entities, other than liens for Taxes not yet due and payable, (e) neither of the Contributed Entities has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (f) there are no pending or active audits or legal proceedings involving Tax matters or, to the Knowledge of the S&R Parties, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Contributed Entities, in each case except as would not be material, (g) no claim has been made to either Contributed Entity by a Governmental Authority in a jurisdiction in which such Contributed Entity does not currently file a Tax Return that such Contributed Entity is or may be subject to taxation by that jurisdiction and (h) each of the Contributed Entities is currently classified, and has been classified since its formation, as an entity that is disregarded for U.S. federal and applicable state income Tax purposes and has not made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.  For purposes of this Section 3.15, references to the Contributed Entities shall be deemed to include the Company, all members of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which the Company or any of the Contributed Entities is or was a member and any predecessors of any of the foregoing, in each case as a result of the Contributed Entities’ relationship with S&R.

3.16        Litigation.  There are no actions, suits, proceedings or Claims pending or, to the Knowledge of the S&R Parties, threatened at Law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against the Company or that would affect the Contributed Business or the Contributed Assets, the legality, validity or enforceability of this Agreement or the other Transaction Documents or the consummation of the Transaction.  The Company is not a party to, and none of the Company, the Contributed Business or the Contributed Assets is subject to or bound by, any Order which would affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or the consummation of the Transaction.

3.17        Customers, Vendors and Suppliers.  To the Knowledge of the S&R Parties, there is no present intent of any customer, vendor or supplier of the Contributed Business to discontinue or substantially alter its relationship as such with the Contributed Business or USAC upon consummation of the Transaction.

3.18        Employees; Employee Relations.

(a)           Neither the Company nor its Affiliates nor the Contributed Business nor the Contributed Assets are or ever have been a party to or bound by any collective bargaining agreement or other Contract with a labor organization or representative of employees, and no such agreement is being negotiated or is applicable to any Business Employee, nor has the Company or any of its Affiliates agreed to recognize any union or other collective bargaining representative, nor has any union or collective bargaining representative been certified as a representative of any Business Employee.  Neither the Company nor its Affiliates nor the Contributed Business nor the Contributed Assets have experienced any strikes, grievances, claims of unfair labor practices, or other labor disputes with respect to any Business Employee.  Neither the Company nor its Affiliates has committed any unfair labor practice with respect to any Business Employee.  To the Knowledge of the S&R Parties, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to any Business Employee.

(b)           No legal proceedings, charges, complaints, grievances, Claims or similar actions have been commenced with respect to present or former Business Employees under any federal, state or local Laws affecting the employment relationship, and, to the Knowledge of the S&R Parties, no proceedings, charges, complaints or Claims are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or Claims.  Neither the Company nor its Affiliates are subject to any settlement or consent decree with any present or former Business Employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies.  No Governmental Authority has issued an Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company with respect to present or former Business Employees.  Neither the Company nor its Affiliates are a party to any Contract with the United States federal government and the Company is not a subcontractor to any contractor with the United States federal government.

(c)           Section 3.18(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date(s) set forth therein, of all employees of the Contributed Business (the “Business Employees”).  Such list accurately reflects the identity of each individual who provides services with respect to the Contributed Business or Contributed Assets.  Section 3.18(c) of the Company Disclosure Letter shows each Business Employee’s name, employing entity, job title, status as exempt or non-exempt under the FLSA, original hire date, service date, bonus and other compensation paid or payable for calendar year 2013 (up to and including the Closing Date), current base salary or base wages and all other forms of compensation for which such Business Employee is eligible and details of any visa.  All Business Employees are lawfully authorized to work in the United States according to United States immigration Laws.  No changes in base salary, base wages or other compensation for Business Employees have been made, promised or authorized since December 31, 2012.  As of the date of this Agreement, no Business Employee is on a leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.  There are no loans or other obligations payable or owing by any S&R Party or any of their Affiliates to any Business Employee, except salaries, wages and reimbursement of expenses incurred and accrued in the Ordinary Course of Business of the Company in the pay period immediately preceding the date hereof, nor are any loans or Debts payable or owing by any such individuals to the Company, nor has the Company guaranteed any of such individual’s respective loans or obligations.  For the avoidance of doubt, each of the S&R Parties hereby acknowledges and agrees that all compensation and benefits relating to the period prior to the Closing Date are obligations of the Company and are not, and shall not be, assumed by USAC and that all wages, benefits and compensation owed to the Business Employees and all former employees have been paid or will be paid in full as of the Closing Date.  There are no Contracts of employment with any of the Business Employees.  The Company is not a party to any agreements or arrangements that will require USAC or any of its Affiliates to hire any Business Employee or that would restrict USAC or its Affiliates’ decisions concerning the employment of the Business Employees.

3.19        Employee Benefit Matters.

(a)           Section 3.19(a) of the Company Disclosure Letter includes a true and complete list (or, in the case of any unwritten arrangement, description) of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by the Company for the benefit of any of the Business Employees or other service provider to the Company (or their beneficiaries), or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

(i)            each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including (A) employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, (B) pension plans providing retirement income or resulting in a deferral of income for periods extending to the termination of employment or beyond, or (C) welfare plans providing benefits for medical, surgical, hospital care, sickness, accident, disability, death, unemployment, vacation, apprenticeship or other training programs, day care, scholarship funds, prepaid legal services, holiday, severance or similar benefits); and

(ii)           each personnel policy, stock option or other equity-based plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, paid time off policy, fringe benefit policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control agreement, retention agreement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding (including any unwritten policies or practices) which is not described in Section 3.19(a)(i).

(b)           The Company does not contribute to and has no obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, nor is any Plan (i) a Multiemployer Plan or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(c)           There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of the Company or any of its ERISA Affiliates that would be, or could become, a Liability of USAC or any of its Affiliates as of or following the Closing Date.  For these purposes, a “controlled group” generally includes all corporations, trades or businesses under common control (i.e., two or more organizations either (i) connected through ownership of an 80% controlling Interest with a common parent organization if an 80% controlling Interest in each of the organizations (other than the common parent) is owned, directly or indirectly, by one or more other organizations and the common parent owns, directly or indirectly, an 80% controlling Interest in at least one of the other organizations, excluding in computing such controlling interest any direct ownership interest by such other organizations, or (ii) if the same five or fewer Persons own, directly or indirectly, an 80% controlling Interest in each organization and, taking into account the ownership of each such Person only to the extent such ownership is identical with respect to each such organization, such Persons own more than 50% of the interests in each organization) or any affiliated service group within the meaning of Section 414(m) of the Code.  As used herein, the term “controlled group liability” means any and all liabilities (v) under Title IV of ERISA, (w) under section 302 of ERISA, (x) under Sections 412 and 4971 of the Code, (y) as a result of the failure to comply with the continuation of coverage requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) as set forth in Section 601 et seq. of ERISA and Section 4980B of the Code, and (z) under corresponding or similar provisions of any foreign Law.

3.20        Environmental Matters.

(a)           Compliance.  The Company and its operations, the Contributed Assets and the Contributed Business are, and within the relevant time periods specified under all applicable statutes of limitation have been, in compliance in all material respects with all Environmental Laws.

(b)           Permits.  All Environmental Permits required under Environmental Laws in connection with the Contributed Assets and the Contributed Business, and the operations of the Company have been obtained and are currently in full force and effect and, to the Knowledge of the S&R Parties, there are no material violations of such Environmental Permits, conditions or circumstances under which any such existing Environmental Permit could be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit that could reasonably be expected to be protested or denied.

(c)           No Environmental Claims.  The Contributed Assets and the Contributed Business, and the operations of the Company are not subject to any pending or, to the Knowledge of the S&R Parties, threatened Environmental Claims, nor has the Company received any notice of violation, noncompliance, or enforcement from any Governmental Authority or any notice of investigation, inquiry, or remediation from any Person pursuant to Environmental Laws.

(d)           No Liabilities for On-Site Releases.  There has been no Release or, to the Knowledge of the S&R Parties, threatened Release, of Hazardous Materials on, at, under, from or in connection with the Contributed Assets or the Contributed Business or the operations of the Company with respect to each of the foregoing in material violation of Environmental Laws or in a manner that could give rise to any material Liability under Environmental Laws, and there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under any Environmental Laws, or to the Knowledge of the S&R Parties and facts or circumstances that could reasonably be expected to result in any such actions, with respect to the Contributed Assets or the Contributed Business.

(e)           No Liabilities for Offsite Releases.  No S&R Party has received any notice asserting an alleged Liability or obligation under any applicable Environmental Laws with respect to any Release or threatened Release of any Hazardous Materials in connection with the Contributed Assets or the Contributed Business or the operations of the Company with respect to each of the foregoing and, to the Knowledge of the S&R Parties, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such notice.

(f)            No Exposure to Hazardous Materials.  To the Knowledge of the S&R Parties, there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the Contributed Assets or the Contributed Business or the operations of Company with respect to the foregoing that could form the basis for a material Environmental Claim or any other material claim for Damages or compensation.

(g)           No Assumption of Environmental Liabilities.  The Company has not assumed by Contract or operation of law any material Liabilities under any Environmental Law regarding any Hazardous Materials.

(h)           All Environmental Documents made Available.  The Company has made available to USAC complete and correct copies of all environmental site assessment reports,

studies, audits, analyses, and correspondence for the preceding two years on environmental matters that are in the Company’s possession or control and relating to itself or ownership or operation of the Contributed Assets and the Contributed Business.

(i)            Compliance with Assigned Lease Terms and Conditions.  The Company is in compliance in all material respects with the terms and conditions of all provisions relating to environmental protection or human health or safety (to the extent such human health or safety relate to exposure to Hazardous Materials) contained in the Assigned Leases, including those provisions restricting the possession, use, maintenance, storage, distribution, transport, disposal, handling or other management of substances constituting Hazardous Materials by the Company in its role as tenant or lessee on the real property leased pursuant to the Assigned Leases, and, to the Knowledge of the S&R Parties, there are no conditions or circumstances relating to the Company’s operations on the real property leased pursuant to the Assigned Leases that could reasonably be expected to result in the receipt of any notice alleging a Liability or obligation of the Company under any of the Assigned Leases for such failure to comply with such terms and conditions.

3.21        Books and Records.  All Books and Records relating to the ownership and operation of the Contributed Business and the Contributed Assets are or will be by the Closing Date located at the Company’s premises, have been maintained substantially in accordance with applicable Laws, and comprise all of the Books and Records necessary for the ownership and operation of the Contributed Business and the Contributed Assets.

3.22        Assets Necessary to the Contributed Business.  At and following the Closing, the Contributed Assets (a) will constitute all of the assets necessary or required to permit USAC to carry on the Contributed Business, directly or indirectly, in substantially the same manner as presently conducted and as conducted since December 31, 2012 and (b) constitute all of the assets of the Company used in the Contributed Business presently and as conducted since December 31, 2012.

3.23        Inventory.  Section 3.23 of the Company Disclosure Letter lists all of the inventory owned by the Company with respect to the Contributed Business as of the date of this Agreement (the “Inventory”).  The Company owns the Inventory free and clear of all Liens.  None of the Inventory is covered by any financing statements.  The Inventory was acquired for sale or use in the Ordinary Course of Business of the Company and is in good and saleable or useable condition and is not obsolete, slow moving or damaged, subject only to the reasonable reserve for inventory writedown set forth on the face of the Interim Balance Sheets (rather than in any notes thereto) as adjusted for operations and transactions in accordance with the past custom and practice of the Company.  The Inventory is located at the locations as noted on Section 3.23 of the Company Disclosure Letter, and none of the Inventory is subject to any consignment, bailment, warehousing or similar arrangement.

3.24        Intellectual Property.

(a)           Section 3.24(a) of the Company Disclosure Letter sets forth an accurate and complete list of all patents, patent applications, registered copyrights, copyright applications, registered trademarks, trademark applications and registered domain names owned or filed by

(i) the Company or (ii) any of the other S&R Parties and related to the Contributed Business (the “Registered Intellectual Property”).  The Company is the sole and exclusive owner of all right, title and interest in and to the Registered Intellectual Property free and clear of all Liens.  The Registered Intellectual Property and all other Intellectual Property owned or used in the conduct of the Contributed Business comprise the “Company Intellectual Property”.  To the Knowledge of the S&R Parties, the Company Intellectual Property is valid, subsisting, and enforceable.  The Company has ownership of, or valid licenses to use, all of the Company Intellectual Property, free and clear of all Liens.

(b)           Neither the Company nor any other S&R Party has been a party to any judicial or administrative proceeding alleging any infringement or misappropriation of any item of Company Intellectual Property or challenging the validity or ownership of any item of Company Intellectual Property, whether owned by the Company or any other Person.  The conduct of the Contributed Business does not infringe or misappropriate any Intellectual Property of third Persons.  To the Knowledge of the S&R Parties, there has been no infringement or misappropriation (or facts that are reasonably likely to give rise to infringement or misappropriation) by any other Person of any of the Company Intellectual Property owned or exclusively licensed to any S&R Party.

(c)           No current or former partner, director, officer, or employee of any S&R Party will, after giving effect to the Transaction, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Company Intellectual Property.

(d)           The Company has taken adequate measures to protect, preserve, and maintain the secrecy, confidentiality and value of all the Trade Secrets owned or used by the Company.

3.25        Accounts Receivable.  Each of the Accounts Receivable arose in the Ordinary Course of Business of the Company and represents the genuine, valid and legally enforceable indebtedness of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of the S&R Parties, is threatened by any of the account debtors of such Accounts Receivable.  To the Knowledge of the S&R Parties, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its Debts as they become due.  The Company has good and valid title to the Accounts Receivable free and clear of all Liens.  Set forth on Section 3.25 of the Company Disclosure Letter is a listing of aged Accounts Receivable as of a date no more than seven days prior to the date of this Agreement.  The Company shall update such section of the Company Disclosure Letter prior to Closing to list all aged Accounts Receivable as of a date no more than three days prior to the Closing Date.

3.26        Accredited Investor; Investment Intent.  The investment decision with respect to entering into this Agreement and the acquisition of Common Units has been made solely by the Company.  Although the Company intends to distribute the Common Units at Closing to certain members and beneficial owners of the Company, as contemplated by Section 2.3, none of such Persons has participated in the foregoing investment decision.  The Company is a knowledgeable investor and acknowledges that it has received or had access to all information concerning USAC that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) such information.  In making the decision to enter into this Agreement and to consummate the Transactions, except for the representations and warranties of USAC in Article IV, the Company has relied on its own independent due diligence investigation of USAC and has been advised by and has relied solely on its own expertise and professional counsel concerning this transaction, the Common Units to be acquired pursuant to this Agreement and the value thereof.  Each of the Company and any Persons to whom the Company intends to distribute the Common Units as contemplated by Section 2.3 is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is acquiring the Common Units for its own account and not with the intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities laws.  Each of the Company and such Persons will hold the Common Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof within the meaning of the Securities Act, except in compliance with applicable federal and state securities laws.  Each of the Company and such Persons have reviewed and are familiar with the Organizational Documents of USAC and the USAC SEC Reports.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF USAC

USAC represents and warrants to the S&R Parties that, except as (a) disclosed in any USAC SEC Report or (b) as modified and set forth in the disclosure letter delivered by USAC to the Company at or prior to the execution and delivery of this Agreement (the “USAC Disclosure Letter”), the following statements are all true, correct and complete as of the date of this Agreement and as of the Closing.  USAC acknowledges that the S&R Parties are relying on the following representations and warranties in entering into this Agreement.

4.1          Organization.  USAC is a limited partnership organized, validly existing and in good standing under the Laws of the State of Delaware.  USAC is duly qualified or registered and in good standing as a foreign limited partnership to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.

4.2          Power.  USAC has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and to deliver the consideration as set forth in Section 2.3.

4.3          Authority; Enforceability.  USAC has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and any other Transaction Documents to which USAC is a party and to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents to which USAC is a party and the performance of its obligations contemplated hereby and thereby have been duly authorized by all action, corporate or otherwise, necessary on behalf of USAC.  This Agreement and each of the Transaction Documents to which USAC is a party has been duly executed and delivered by USAC, and

(assuming due authorization, execution and delivery by the other Parties thereto) constitute the legal, valid and binding obligations of USAC, enforceable against USAC in accordance with their respective terms, subject to Creditors’ Rights.

4.4          Absence of Conflicts.  Neither the execution and delivery of this Agreement and the other Transaction Documents to which USAC is a party, nor the performance of the obligations of USAC hereby and thereby, nor the consummation of the Transaction will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by USAC of any rights or benefits under, impose on USAC any additional or greater burdens or obligations under, create in any party additional or greater rights or benefits under, create in any party the right to accelerate, terminate, suspend, revoke, modify or cancel, require any notice, filing or consent or give rise to any preferential purchase or similar right under (i) any Law applicable to USAC or any of its assets or properties, (ii) the Organizational Documents of USAC, or (iii) any material contract to which USAC is a party or by which it, or any of its properties, is bound, (b) result in the creation or imposition of any Lien on USAC’s assets or properties, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, Permit, certificate or Order of any Governmental Authority or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 4.4.

4.5          Capitalization.  As of the Effective Date (a) USAC had issued and outstanding 15,334,813 Common Units, 14,048,588 subordinated units and the incentive distribution rights, and (b) USA Compression GP, LLC, the general partner of USAC, owned 2% general partner interest in USAC.

4.6          Valid Issuance.  At the Closing, the New Common Units will be duly authorized in accordance with the Organizational Documents of USAC and, when issued and delivered to the Company or the Holders pursuant to the terms and conditions of this Agreement, will be validly issued and fully paid (to the extent required under the Organizational Documents of USAC) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).  Based in part on the representations made by the Company of this Agreement and the representations of the Holders to be included in the information required by Section 2.6(a)(vii), the New Common Units (assuming no change in applicable Law or the Organizational Documents of USAC and no unlawful distribution of the New Common Units) are exempt from the registration and prospectus delivery requirements of the Securities Act.

4.7          SEC Reports; Financial Statements.

(a)           USAC has filed and made available to the Company all periodic reports, current reports and registration statements required to be filed by USAC with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), since January 14, 2013.  All such required periodic reports, current reports, registration statements and proxy statements are referred to herein as the “USAC SEC Reports.”  USAC SEC Reports (i) were filed on a timely basis, (ii) were prepared in all material respects in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and (iii) did not, at the time they were filed (except to the extent corrected by a subsequently filed USAC SEC Report), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in USAC SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of USAC and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of USAC and its subsidiaries, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments that were not material.

4.8          Taxes.  (a) All material Tax Returns required to have been filed by USAC have been duly and timely filed with the appropriate Governmental Authority (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects, (b) all material Taxes owed by USAC or any combined, consolidated or unitary group in which USAC is a member, have been paid in full, other than Taxes which are being contested in good faith, (c) all material Tax withholding and deposit requirements imposed on USAC have been satisfied in full in all material respects, (d) there are no Liens with respect to Taxes upon the assets of USAC other than liens for Taxes not yet due and payable, (e) USAC does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (f) there are no pending or active audits or legal proceedings involving Tax matters or, to the Knowledge of USAC, threatened audits or proposed deficiencies or other claims for unpaid Taxes of USAC, in each case except as would not be material, (g) no claim has been made to USAC by a Governmental Authority in a jurisdiction in which USAC does not currently file a Tax Return that USAC is or may be subject to taxation by that jurisdiction, and (h) USAC expects to meet the gross income requirement set forth in Section 7704(c)(2) of the Code for its taxable year ending December 31, 2013.  For purposes of this Section 4.8, all references to USAC include USAC and its subsidiaries.

4.9          Brokers’ Fees.  Neither USAC nor any of its Affiliates have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which the S&R Parties or any of their Affiliates could become liable or obligated.

4.10        Absence of Changes.  Since December 31, 2012:

(a)           there has not been any USAC Material Adverse Effect;

(b)           the business of USAC has been materially operated, and the assets of USAC have been materially maintained, in the Ordinary Course of Business of USAC;

(c)           there has not been any acquisition of all or substantially all of the assets or properties or the securities or business of any other Person by USAC or any merger or consolidation of USAC with any other Person;

(d)           there has not been any sale, assignment, lease or transfer of any material assets of USAC, other than in the Ordinary Course of Business of USAC;

(e)           there has not been any material change in the financial or accounting practices or policies of USAC;

(f)            there has not been any actual or, to the Knowledge of USAC, threatened material adverse change in the relationship of USAC with any material customer, supplier, distributor or sales representative of the business of USAC;

(g)           there has not been any material increase in the compensation or benefits of any employee or other Person who provides services to the business of USAC; and

(h)           there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

ARTICLE V
COVENANTS

5.1          Non-Competition and Non-Solicitation.

(a)           (i)            Each S&R Party, in order to induce USAC to enter into this Agreement and in conjunction with the sale of goodwill herein, expressly covenants and agrees that during the Prohibited Period (as defined below), each S&R Party will not, and will cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control or participate in, rent equipment or provide compression services to, any business, individual, partnership, firm, corporation or other entity, which wholly or in any significant part, engages in the Business in the Territory (a “Competing Business”), other than USAC or an Affiliate of USAC.  For purposes of this Section 5.1, any such business, individual, partnership, firm, corporation or other entity shall be deemed to be engaged in significant part in the Business if more than 10% of its unconsolidated gross revenues in any 12-month period during the Prohibited Period are attributable to operations that compete with the Contributed Business; provided, however, that a Business of an S&R Party or its Affiliates shall not be considered a Competing Business solely because such Business provides compression services (but not the leasing or rental of compression units) if the provision of such compression services is (A) incidental to and is not the primary objective or purpose of, such Business and (B) at least in part for the account of such S&R Party or an Affiliate of such S&R Party.  “Business” shall refer to the business of leasing or renting compression units, or otherwise providing compression services, to third parties engaged in the exploration, production, gathering, procession, transportation or distribution of oil and gas, including, engaging in the Contributed Business.  “Prohibited Period” shall mean four years from and after the Closing Date.  Furthermore, for so long as the Holders or their Affiliates, transferees or assignees own at least 10% of USAC’s outstanding total of Common Units and subordinated units, the S&R Parties shall, and shall cause their respective Affiliates to, abide by the terms described in this Section 5.1(a) and Section 5.1(a)(ii).

(ii)           Notwithstanding the restrictions contained in Section 5.1(a), any S&R Party or any of their respective Affiliates may (A) own an aggregate of not more than 2% of the outstanding Interests of an entity engaged in the Business, if such Interests are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 5.1(a), provided, that no S&R Party or any of their respective Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such entity and are not involved in the management of such entity and (B) engage in the following activities:  (1) the business of manufacturing, selling, leasing, renting or providing warranty, maintenance and repair services to any Party with respect to any vapor recovery units and pre-coolers, (2) the business of leasing, renting or providing any related warranty, maintenance and repair services to any Party with respect to any equipment currently comprising the S&R Equipment Fleet, it being acknowledged and agreed by the Parties that replacement of any failed equipment currently comprising the S&R Equipment Fleet with currently existing equipment constituting Excluded Assets shall be considered warranty, maintenance and repair services for the purpose of this subsection, (3) the Company’s business of manufacturing, fabricating, selling or providing any related warranty and repair services with respect to compression units fabricated by the Company, (4) the business of selling, leasing, renting or providing related warranty, maintenance and repair services to any Party with respect to compression units currently owned by Kaiser-Francis Mid-Continent Rental Company, L.L.C., and (5) any business that is not a Competing Business.

(iii)          Each S&R Party further expressly covenants and agrees that during the Prohibited Period it will not directly (A) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer or employee of USAC or any of its Affiliates (including any Continuing Employee); or (B) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Business any Person who or which is a customer of USAC or any of its Affiliates (including customers with respect to the Contributed Business or Contributed Assets); provided, however, (x) after the first two years of the Prohibited Period, an S&R Party may employ any non-management personnel who respond to a general solicitation not directed to such personnel and (y) the prohibition of (B) shall not restrict the ability of an S&R Party (subject to the other restrictions set forth in this Section 5.1) to market, sell or solicit orders for the purchase of compression units or any other item (but not to provide any compression services or related maintenance services unless such services relate to any of the activities allowed in Sections 5.1(a)(ii)-(ii)), regardless of whether the Person solicited may then be or have been a customer of USAC or any of its Affiliates, or to otherwise solicit a customer of the Contributed Business for a purpose other than a Competing Business.

(iv)          To the extent that any part of this Section 5.1 may be overbroad, invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the fullest extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b)           USAC expressly covenants and agrees that commencing on the date of this Agreement for a period of four years (“USAC Prohibited Period”) it will not directly (i) engage or employ, or solicit or contact with a view to the engagement or employment of any Person (A) who is an officer or employee of the Company and who is not a Business Employee or (B) who is a Business Employee who does not become a Continuing Employee (collectively, “Non-Business Employee”); or (ii) canvass, approach or entice away or cause to be canvassed, approached or enticed away from the Company any Non-Business Employee; provided, however, after the first two years of the USAC Prohibited Period, USAC may employ any non-management personnel who respond to a general solicitation not directed to such personnel.

(c)           The S&R Parties and USAC agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 5.1 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of USAC or the S&R Parties, as the case may be.  The S&R Parties and USAC further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 5.1, the non-breaching Party shall be entitled to immediate injunctive relief, as any such breach would cause the non-breaching Party irreparable injury for which they would have no adequate remedy at Law.  Nothing herein shall be construed so as to prohibit the non-breaching Party from pursuing any other remedies available to them hereunder, at Law or in equity for any such breach or threatened breach.

(d)           The Parties hereby represent to each other that they have read and understand, and agree to be bound by, the terms of this Section 5.1.  The S&R Parties acknowledge that the geographic scope and duration of the covenants made by the S&R Parties contained in this Section 5.1 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of the Business, which is conducted throughout the Territory, (ii) the S&R Parties’ level of control over and contact with the Business and its customers in all jurisdictions in which it is conducted, (iii) the fact that the S&R Parties are associated with the goodwill of the Company’s Business, and they are selling such goodwill hereunder, and (iv) the amount of consideration that the S&R Parties are receiving in connection with the Transaction.  USAC acknowledges that the duration of the covenants made by USAC contained in this Section 5.1 are the result of arm’s-length bargaining and are fair and reasonable.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable Laws, the Parties waive any provision of applicable Laws that would render any provision of this Section 5.1 invalid or unenforceable.

5.2          Further Assurances.  Each Party will, at the request of any other Party, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the Transaction, including any and all documents required to effectuate the transfer of title of all vehicles included in the Contributed Assets from the Company to USAC or its designee as soon as practicable after the Closing.

5.3          Regulatory Approvals.  USAC and the S&R Parties shall (a) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, where required in connection with the Original Filing or otherwise, (b) cooperate with the other Parties and furnish all information in such Parties’ possession that is necessary in connection with such other Parties’ filings, (c) use reasonable efforts to cause the expiration or termination of the notice or waiting periods under the HSR Act and, if applicable, any other Antitrust Laws with respect to the Transaction as promptly as is reasonably practicable, (d) promptly inform the other Parties of (and, at the other Parties’ reasonable request, supply to such other Parties) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to such filings, including, subject to applicable Antitrust Law, permitting the other Parties to review in advance any proposed written communication between it and any Governmental Authority, (f) use reasonable efforts to resolve any objections asserted by any Governmental Authority with respect to the Transaction and (g) use reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law.  If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings or the transactions contemplated by this Agreement, it shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

5.4          Access.  Subject to applicable Law, until the Closing, the S&R Parties will afford to USAC and its representatives (including accountants and counsel) reasonable access, in a manner so as not to unreasonably interfere with normal business operations, (a) to all properties, books, records, and Tax Returns of the Company and all other information with respect to the Contributed Business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of the Company with such directors, officers and counsel for the S&R Parties as USAC may reasonably request for the purposes of familiarizing themselves with the Contributed Business, and (b) to all Real Property leased pursuant to an Assigned Lease to enable USAC to conduct an environmental site assessment on, and to cause an ESA Report to be prepared with respect to, all such Real Property.  In addition to the foregoing, until the Closing, the Company shall deliver to USAC, (a) as soon as practicable after the end of each quarterly accounting period of the Company following the date of this Agreement, and in any event within 30 days after the end of each such quarterly period, unaudited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of the end of each such quarterly period and (b) as soon as practicable after the end of each monthly accounting period (that is not also the end of a quarterly accounting period of the Company), and in any event within 30 days after the end of each such calendar month, unaudited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of the end of each such monthly accounting period, in each case prepared in accordance with GAAP, certified by the principal financial or accounting officer of the Company, subject to changes resulting from normal year end audit adjustments, which will not be material individually or in the aggregate, and except that such financial statements need not contain the notes required by GAAP.  Without limiting the foregoing, and except as otherwise provided in Section 5.13(d), for a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the S&R Parties shall, and shall cause their respective Affiliates to, provide USAC and its respective Affiliates with access to any and all Books and Records that are not required to be delivered to USAC at Closing pursuant to Section 2.6(a)(xii).

5.5          Notification of Certain Matters.  The S&R Parties will give prompt notice to USAC of (a) the occurrence, or failure to occur, of any event that has caused any representation or warranty of an S&R Party contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of an S&R Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder.  No such notification will affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

5.6          Intellectual Property; Books and Records.

(a)           The S&R Parties shall, at or prior to the Closing, ensure that the Company has taken commercially reasonable steps to cause documents to be properly filed with the applicable Governmental Authority, in form and substance sufficient to evidence in the records of such Governmental Authority a chain of title showing the Company’s sole and exclusive ownership of the Registered Intellectual Property free and clear of any Liens.  Prior to the Closing, the S&R Parties shall ensure that copies of all submittals to such Governmental Authority and copies of any receipts or confirmations acknowledging such filing are on the premises of the Company.

(b)           The S&R Parties shall reasonably cooperate with USAC to transfer any data related to the Contributed Business to databases of the Contributed Entities or their designees.

5.7          Operation of Contributed Business.

(a)           Prior to Closing, the S&R Parties shall, and shall cause their respective Affiliates to, operate and maintain the Contributed Business and the Contributed Assets (including maintaining the Permits and Assigned Contracts) in the Ordinary Course of Business consistent with past practices.  Without limiting the generality of the foregoing, the S&R Parties shall not, and shall cause their respective Affiliates not to, without the prior written consent of USAC (which consent shall not be unreasonably withheld), prior to Closing, with respect to the Contributed Business, Contributed Assets and Assumed Liabilities:

(i)            except in the Ordinary Course of Business, (A) sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of any of the Contributed

Assets, or (B) encumber, pledge, mortgage or suffer to be imposed on any of the Contributed Assets any Lien;

(ii)           except in the Ordinary Course of Business, (A) enter into any Contract that would constitute a Material Contract, or (B) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract; provided, that nothing in this clause shall inhibit the ability of Seller to terminate, amend or modify Contracts as required by Law; and, provided, further, that prior to Closing, Section 3.10 of the Company Disclosure Letter shall be amended to account for any Contract permitted under this Section 5.7(a)(ii);

(iii)          except in the Ordinary Course of Business, make any capital expenditures, that individually or in the aggregate exceed $20,000 per week (excluding the acquisition by the Contributed Business of compression units similar in description to compression units acquired in the past), except with respect to capital expenditures as may be necessitated by an emergency situation (in which case the Company shall promptly notify USAC of such expenditure);

(iv)          increase the level of wages, compensation or other benefits of any Business Employees (except for increases in salary or hourly wage rates in the Ordinary Course of Business consistent with past practice or the payment of accrued or earned but unpaid bonuses);

(v)           terminate the employment of any Business Employee, except for cause, or hire any Business Employee, in each case other than as consistent with past practice;

(vi)          enter into any collective bargaining agreement with respect to any Business Employee or enter into any employment agreement, severance, retention, change in control, bonus agreement or other Contract with or with respect to a Business Employee;

(vii)         incur, assume, guaranty or otherwise become liable in respect of any Debt that could become an Assumed Liability;

(viii)        terminate, renew, amend, modify or replace any Permit, other than in the Ordinary Couse of Business and on terms and conditions that are not materially less favorable to any of the Contributed Assets than under the Permit being so renewed;

(ix)          institute or settle any Claim that could become an Assumed Liability;

(x)           make any distribution in respect of any equity interests in the Company that would cause the Company to have Negative Working Capital as of the Closing Date or that would otherwise impair the obligation of the Company to contribute the Net Cash to USAC at the Closing;

(xi)          otherwise take any action that will impede in any way the permitting, operation or contemplated divestiture to USAC of the Contributed Assets; and

(xii)         agree or commit to do any of the foregoing.

(b)           Notwithstanding the foregoing, the Company may, to the extent required by applicable Law, and without USAC’s prior written consent, take any action otherwise prohibited by this Section 5.7; provided, that the Company shall promptly inform USAC upon taking any such action; provided, that USAC shall have no Liability under or with respect to any such agreement.

5.8          Operation of Business of USAC.

(a)           Prior to Closing, USAC shall, and shall cause its subsidiaries to, operate and maintain its and their business and assets (including maintaining permits and material Contracts) in the Ordinary Course of Business consistent with past practices in all material respects.

(b)           Notwithstanding the foregoing, USAC may, to the extent required by applicable Law, and without the S&R Parties’ prior written consent, take any action otherwise prohibited by this Section 5.8; provided, that USAC shall promptly inform the S&R Parties upon taking any such action.

5.9          Financial Statements.

(a)           The Company shall use its commercially reasonable efforts to prepare, at the sole cost and expense of USAC, the annual and interim financial statements (the “Special Financial Statements”), that will be required of USAC by the SEC in connection with reports, registration statements and other filings to be made by USAC with respect to the Contributed Business and the Contributed Assets with the SEC pursuant to the Securities Act or the Exchange Act, in such form that such statements and the notes thereto can be audited (or reviewed in the case of interim financial statements and related footnotes) by HoganTaylor LLP, or such other independent accounting firm registered with the Public Company Accounting Oversight Board.  The Company (a) shall cooperate with and permit USAC to reasonably participate in the preparation of the Special Financial Statements and (b) shall provide USAC and its representatives with reasonable access to the personnel of the Company who engage in the preparation of the Special Financial Statements.

(b)           Upon the request of USAC, the Company shall execute and deliver or cause to be executed and delivered to KPMG LLP and HoganTaylor LLP such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the Company (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by KPMG LLP with respect to the Special Financial Statements.  USAC agrees that to the extent any such representation letter is delivered by the Company’s management, or on its behalf, USAC shall indemnify and hold harmless the Company’s management and provide a defense for the Company’s management with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of USAC would be indemnified had they performed such action.

(c)           The Company shall engage HoganTaylor LLP to perform an audit and review of the Special Financial Statements and shall use commercially reasonable efforts to cause HoganTaylor LLP to issue unqualified opinions with respect to the Special Financial Statements (the Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”), at the sole cost and expense of USAC, and the Company and HoganTaylor LLP shall provide its written consent for the use of its audit reports with respect to the Special Financial Statements in reports, registration statements or other documents filed by USAC or any of its Affiliates under the Exchange Act or the Securities Act, as needed.  USAC shall reimburse the Company for all fees charged by HoganTaylor LLP with respect to the preparation and delivery by HoganTaylor LLP to USAC of the Audited Special Financial Statements and any other fees charged by HoganTaylor LLP to facilitate USAC’s ongoing compliance with SEC rules and regulations.

(d)           The Company shall use its commercially reasonable efforts to facilitate the completion of an audit and review by HoganTaylor LLP and delivery of the Audited Special Financial Statements to USAC as soon as reasonably practicable, but no later than three Business Days prior to the Closing Date.  USAC shall reimburse the Company for all reasonable costs and expenses incurred by the Company in complying with this Section 5.9.

(e)           Without limiting the foregoing, from and after the Closing the Company will, at the request of USAC, take such further actions as are reasonably requested by USAC, to assist USAC in the preparation of any Special Financial Statements that will be required of USAC by the SEC in connection with reports, registration statements and other filings to be made by USAC with respect to the Contributed Business and the Contributed Assets with the SEC pursuant to the Securities Act or the Exchange Act.

5.10        Casualty.

(a)           If any Contributed Asset is damaged or destroyed by a casualty loss after the Effective Date and prior to the Closing (a “Casualty Loss”), and the cost of restoring such damaged or destroyed Contributed Asset to a condition reasonably comparable to its prior condition (such costs with respect to any Contributed Asset, the “Casualty Cost”) is less than or equal to $5,000,000, the Company shall elect, by written notice to USAC provided within two days of the applicable Casualty Loss, to either (i) increase the amount of Net Cash payable to USAC at Closing by the estimated Restoration Cost (as estimated by a qualified firm mutually selected by USAC and the Company promptly after the date of the event giving rise to the Casualty Loss) or (ii) restore such damaged or destroyed Contributed Asset at the Company’s expense to a condition reasonably comparable to its condition prior to such Casualty Loss.  If the aggregate Casualty Cost associated with all Casualty Losses is greater than $5,000,000, then USAC may elect to decrease the number of New Common Units issuable by USAC at Closing by an amount equal to (i) the absolute value of the difference between (A) the Restoration Cost and (B) $5,000,000 divided by (ii) the Execution Price.  The Company shall notify USAC in writing within two days of any Casualty Loss.

(b)           If the Company elects to restore any damaged or destroyed Contributed Asset in accordance with clause (a) of the first sentence of Section 5.10(a), the Company shall use reasonable best efforts to cause such Contributed Asset to be restored prior to Closing or as soon as practicable thereafter; provided, that in all events the Company shall cause such Contributed Asset to be restored within 60 days of the Closing Date.  If such Contributed Asset is not restored prior to Closing, the Company shall pay to USAC (i) all amounts of cash and other consideration that would have otherwise been received by USAC from and after the Closing Date and through the date of restoration had such Contributed Asset been restored prior to Closing less (ii) the amount of all business interruption insurance proceeds actually received by USAC from and after the Closing Date and through the date of such restoration with respect to such Casualty Loss.  Any amounts payable by the Company to USAC pursuant to this Section 5.10(b) shall be in addition to amounts included in the calculation of Net Cash.

5.11        Discharge of Business Obligations After Closing.  From and after the Closing, (a) if USAC or a Contributed Entity receives or collects any funds arising from or relating to the Excluded Assets, USAC or the Contributed Entity, as applicable, shall remit such funds to the Company within five Business Days after its receipt thereof and (b) if an S&R Party or any of its Affiliates receives or collects any funds arising from or relating to the Contributed Assets or the Contributed Business, such S&R Party or its Affiliates, as applicable, shall remit such funds, to the extent arising from or relating to the Contributed Assets or the Contributed Business to USAC within five Business Days after its receipt thereof.

5.12        Termination of Certain Services and Contracts.  Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, the Company shall (a) terminate, effective at or prior to the Closing, any services provided to the Contributed Business by the Company or an Affiliate thereof, including the termination or severance of insurance policies with respect to coverage for the Contributed Business (subject to Section 5.14), Tax services, legal services and banking services, other than any such services provided pursuant to the Transition Services Agreement and (b) terminate or amend each Contract listed on Section 5.12 of the Company Disclosure Letter (collectively such services or Contracts, the “Terminated Contracts”) as described in such section.

5.13        Tax Matters.

(a)           Tax Returns; Payment of Taxes.

(i)            USAC shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Contributed Entities for Pre-Closing Tax Periods that are due after the Closing Date and all Straddle Periods.  USAC shall provide the Company with copies of such Tax Returns at least 20 days prior to the due date for the filing of such Tax Returns (other than Tax Returns relating to sales, use, or payroll Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) for the Company’s review and comment.  USAC shall consider such comments in good faith prior to the filing of any such Tax Returns.  USAC shall pay all Taxes reflected on any such Tax Returns; provided, however, that not later than five days prior to the due date for payment of Taxes with respect to such Tax Return, the Company shall pay USAC any S&R Party Tax Liability with respect to such Tax Return.

(ii)           In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(A)          in the case of Taxes that are either (y) based upon or related to income or receipts, or (z) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Contributed Entities (and each partnership in which the Contributed Entities is a partner) ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B)          in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Contributed Entities, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b)           Franchise Tax.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(c)           Transfer Taxes.  The Parties do not anticipate that any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) will be incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) as the transactions involve a sale of intangible assets.  In the event any such Transfer Taxes are due, the Company shall bear all such Transfer Taxes, except to the extent such Transfer Taxes are attributable to the Merger, in which case such Transfer Taxes will be borne by USAC.  USAC and the Company shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of all such Transfer Taxes and fees.  USAC and the Company agree to cooperate in the preparation and filing of any Returns with respect to Transfer Taxes.  At USAC’s written request, the Company shall provide USAC with written evidence of the Company’s remittance of applicable Transfer Taxes.

(d)           Tax Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Contributed Entities.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Company and USAC agree to retain all Books and Records with respect to Tax matters pertinent to the Contributed Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.  If the treatment of the contribution under this Agreement that is intended by the Parties under Section 2.8 is challenged by any Governmental Authority, the Parties agree to joint control of any such proceedings, the settlement of which shall require the consent of all Parties, such consent not to be unreasonably withheld.

5.14        Insurance.  The S&R Parties shall maintain in full force and effect the insurance policies described on Section 5.14 of the Company Disclosure Letter until the Closing.

5.15        Employee and Benefit Matters.

(a)           As soon as reasonably practicable following the execution of this Agreement, USAC or its Affiliate shall be provided the opportunity to make offers of employment to those Business Employees of its choosing, which such offers shall be for employment commencing on the date contemplated by the Transition Services Agreement and on terms and conditions determined by USAC or such Affiliate under compensation programs that are substantially similar to those currently in place for USAC’s or such Affiliate’s other employees.  As to a Business Employee, if such offered terms and conditions are materially less favorable to such Business Employee than those terms and conditions of the compensation programs of the Company prior to the Closing, or such offered terms and conditions are not substantially similar with respect to the primary duties and responsibilities of such Business Employee at the Company prior to the Closing, then such Business Employee shall not constitute a Business Employee for purposes of the condition to the obligation of the USAC Parties to consummate the Closing set forth in Section 6.8.  At least three Business Days prior to the Closing, USAC shall inform the S&R Parties which Business Employees have accepted such offer.  The Company shall make the Business Employees available and otherwise provide reasonable facilitation in order to assist with the offer, pre-hire and employee screening process and the S&R Parties shall take no action to discourage a Business Employee from accepting an offer of employment contemplated by this Section 5.15.  Those Business Employees who accept such offer and report for work with USAC or its Affiliate on their scheduled reporting date following the Closing are referred to as the “Continuing Employees.”  For the sake of clarity, in the event any Business Employee is not offered employment by USAC or one of its Affiliates, the Company shall have the right to retain, hire or rehire such Business Employee at any time without notice to, or the consent of, USAC.

(b)           The S&R Parties shall cause COBRA continuation coverage (within the meaning of Section 4980B of the Code and Treasury regulations thereunder) to be provided to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the Transaction for the duration of the period to which such individuals are entitled to such coverage.  The S&R Parties shall take any and all necessary actions to ensure that USAC and its Affiliates are not required to provide such continuation coverage to any such individual at any time.  In the event USAC or any of its Affiliates incurs any costs or other Liability with respect to COBRA continuation coverage required to be provided to any M&A qualified beneficiary with respect to the Transaction, the S&R Parties shall reimburse and pay USAC in full an amount sufficient to cover such costs and/or other liabilities as soon as administratively feasible (but in no event more than 20 days) following USAC’s request for such amounts.

(c)           Section 5.15(c) of the Company Disclosure Letter sets forth those Continuing Employees who USAC has identified as key employees of the Contributed Business (the “Key Employees”).  The S&R Parties agree that, except as otherwise provided in Section 5.15(c) of the Company Disclosure Letter, in the event any Key Employee is offered employment by USAC and does not accept such offer of employment, the S&R Parties shall not, and shall cause their respective Affiliates not to, hire or rehire such Key Employee for period of six months after the Closing Date.

5.16        Publicity.  Except for statements made or press releases issued (a) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (b) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or (c) as otherwise required by law, the S&R Parties and USAC will not issue any press release or otherwise make any public statements with respect to this Agreement or the Transaction without the express prior written approval of USAC and the Company.  This Section 5.15 shall not restrict USAC or its Affiliates from disclosing the content of any press release or public statement originally issued or made, as applicable, in accordance with this Section 5.15.

5.17        Confidentiality.  Each S&R Party agrees that after the Closing Date any Trade Secrets that relate in any way to the Contributed Business shall be maintained in confidence and shall not be divulged by any S&R Party or their respective Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 5.17) or as required by applicable Laws, including applicable securities laws and regulations; provided, before any S&R Party or any of their respective Affiliates discloses any of the foregoing as may be required by applicable Laws, such Person shall give USAC reasonable advance notice and take such reasonable actions as USAC may propose to minimize the required disclosure; provided, further, this Section 5.17 shall only apply to Intellectual Property that is a Contributed Asset.

5.18        Non-Consent Contracts.  If any S&R Party fails to obtain any consent, approval or waiver listed on Section 3.4 of the Company Disclosure Letter (or if any such consent, approval or waiver is otherwise not in full force and effect) as of the Closing, then, in the case of each Contract as to which such consent, approval or waiver was not obtained (or otherwise is not in full force and effect) (the “Non-Consent Contracts”), notwithstanding anything to the contrary in this Agreement, neither this Agreement, nor any other document related to the consummation of the Transaction shall constitute a contribution, assignment, assumption, transfer, conveyance or delivery or an attempted contribution, assignment, assumption, transfer, conveyance or delivery of the Non-Consent Contracts, and, following the Closing, the Parties shall cooperate with each other to obtain the consent, approval or waiver relating to each Non-Consent Contract.  Pending the obtaining of such consent, approval or waiver relating to any Non-Consent Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to USAC the benefits and burdens of use of each Non-Consent Contract for its term (or any right, benefit, obligation or duty arising thereunder, including the enforcement for the benefit of USAC of any and all rights of the S&R Parties or their Affiliates against a third party thereunder).  After the consent, approval or waiver for the sale, assignment, assumption, transfer, conveyance and delivery of a Non-Consent Contract is obtained, the applicable S&R Parties shall promptly assign, transfer, convey and deliver such Non-Consent Contract to USAC, and USAC shall assume the obligations under such Non-Consent Contract assigned to USAC from and after the date of assignment to USAC.

5.19        Customer Contracts.  The Company shall use reasonable efforts to assist USAC, as requested by USAC from time to time, in the restructuring by USAC and its Affiliates of all Customer Contracts in a manner such that USAC’s counsel is able to opine that each such Contract “will” generate qualifying income under Section 7704 of the Code.

5.20        Purchase Agreement; Price Efficiencies.  The Company shall use reasonable efforts to transfer to USAC the benefit of purchase agreement price efficiencies with major component manufacturers for USAC’s equipment in connection with the Transaction.

5.21        Further Assurances.  In the event that any asset that is a Contributed Asset shall not have been conveyed to USAC or its designee at the Closing, the Company shall, subject to Section 5.18, use its commercially reasonable efforts to convey such asset to USAC or its designee as promptly as practicable after the Closing.

5.22        Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Contributed Business, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to the Books and Records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party, except to the extent (i) the contesting or defending Party may be entitled to indemnification therefor under Article IX below or (ii) where any conflict of interest between the Parties, or a potential counterclaim of one Party against the other, exists in respect of such charge, complaint, suit, hearing or investigation and creates a conflict of interest.

5.23        New Common Units Legends.  In connection with a sale of New Common Units by any Holder in reliance on Rule 144 under the Securities Act, such Holder or its broker shall deliver to the transfer agent of USAC and USAC (a) a broker representation letter providing to such transfer agent and USAC any information USAC reasonably deems necessary to determine that the sale of the New Common Units is made in compliance with Rule 144 under the Securities Act, including, as may be appropriate, a certification that the Holder is not an Affiliate of USAC and regarding the length of time the New Common Units have been held and (b) such other documentation as reasonably requested by USAC.  Upon receipt of such representation letter and other documentation, USAC shall promptly direct its transfer agent to remove any restrictive legend on such New Common Units.  After a Holder or its permitted assigns have held the New Common Units for the requisite period of time such that the New Common Units held by such Holder may be sold without restriction under Rule 144 under the Securities Act, if the certificate for such New Common Units still bears a restrictive legend, USAC agrees, upon request of a Holder or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend from the New Common Units, regardless of whether the request is made in connection with a sale or otherwise, so long as the Holder or its permitted assigns provide to USAC any information USAC reasonably deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of USAC (and a covenant to inform USAC if it should thereafter become an Affiliate and to consent to exchange its certificates for certificates bearing an appropriate restrictive legend) and regarding the length of time the New Common Units have been held.

5.24        Formation of OpCo and LeaseCo.  Prior to the Merger, the Company shall form or cause the formation, at the sole cost and expense of USAC, of each of the Contributed Entities as limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Texas.  From the date of their respective formations until the Closing Date, the Company shall cause (a) all of the limited liability company interests of OpCo to be owned directly and beneficially by the Company and (b) all of the limited liability company interests of LeaseCo to be owned directly and beneficially by OpCo.  The Organizational Documents of OpCo and LeaseCo shall be in forms substantially similar to the Organizational Documents of USA Compression Partners, LLC and USAC Leasing, LLC, except as may otherwise be reasonably requested by USAC.  Except as a result of the Merger or as otherwise expressly contemplated by this Agreement, without the prior consent of USAC, the Company shall cause the Contributed Entities not to (a) engage in any business activity prior to the Closing, (b) incur any Liabilities (other than the Assumed Liabilities) or (c) enter into any Contract.  The Company agrees that no Business Employee will be an employee of a Contributed Entity at any time prior to the Closing.  Prior to the Closing, the Company shall cause (w) the Contributed Entities to register to engage in business in all states in which the Contributed Assets are located, (x) LeaseCo to apply for sales tax permits in all states in which the Contributed Assets are located, (y) OpCo to apply for sales tax permits in all states requested by USAC and (z) the Contributed Entities to take such further actions as may be reasonably requested by USAC, in each of clauses (x) though (z) at the sole cost and expense of USAC.  Each Party will, at the request of any other Party, take such further actions as are reasonably requested and execute any additional documents or instruments of any kind which may be reasonably necessary to further effect the formation of the Contributed Entities and the consummation of the Merger.

ARTICLE VI
USAC’S CONDITIONS TO CLOSING

The obligation of USAC to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by USAC):

6.1          Representations and Warranties.  The representations and warranties of the S&R Parties set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date

(except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

6.2          Performance.  The S&R Parties shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the S&R Parties at or before the Closing except to the extent that such agreements, covenants or obligations are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case the S&R Parties shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing.

6.3          Officer’s Certificate.  The Company shall have delivered to USAC at the Closing a certificate of an officer of the Company, dated as of the Closing Date, as to the matters set forth in Sections 6.1 and 6.2.

6.4          Merger.  All of the Company’s right, title and interest in and to all of the Contributed Assets and the Assumed Liabilities shall have been vested in OpCo or LeaseCo, as applicable, as of the Closing pursuant to the Merger, in each case pursuant to the terms of the Merger Agreement and this Agreement.

6.5          Deliveries.  The Company shall have complied with the delivery requirements of Section 2.6(a).

6.6          Net Cash.  The Net Cash Amount shall be equal to or greater than zero.

6.7          Regulatory Approvals.  The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between USAC or the Company and any Governmental Authority pursuant to which USAC or the Company has agreed not to consummate the Transaction for any period of time.

6.8          Employment.  At least 60% of the Business Employees shall have accepted employment with USAC or one of its Affiliates on terms and conditions described in Section 5.15(a).

6.9          Litigation.  There shall not be any injunction, judgment, Order, decree or ruling in effect that would materially adversely prevent consummation of the Transaction or the Transaction Documents.

6.10        Liens.  The Company shall have delivered to USAC at Closing payoff letters with respect to all Debt of the Company or its Affiliates relating to any of the Contributed Assets evidencing that all such Debt shall be (or shall have been) paid in full and USAC shall have received evidence that all material Liens on any of the Contributed Assets have been released prior to or concurrently with the Closing.

6.11        Customer Contract Conversion.  All Customer Contracts listed in Section 6.11 of the Company Disclosure Letter shall have been restructured in a manner such that USAC’s counsel is able to opine that each such Contract “will” generate qualifying income under Section 7704 of the Code.

6.12        Financial Statements.  The Company shall have delivered to USAC the Audited Special Financial Statements no later than three Business Days prior to the Closing Date.

6.13        Transition Services.  The transition services contemplated by the Transition Services Agreement shall be mutually acceptable to the Company and USAC.

ARTICLE VII
S&R PARTIES’ CONDITIONS TO CLOSING

The obligation of the Company to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Company):

7.1          Representations and Warranties.  The representations and warranties of USAC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “material adverse effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

7.2          Performance.  USAC shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by USAC at or before the Closing except to the extent that such agreements, covenants or obligations are qualified by the term “material,” or contain terms such as “material adverse effect” in which case USAC shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing.

7.3          Officer’s Certificate.  USAC shall have delivered to the Company at the Closing a certificate of an officer of USAC, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

7.4          Deliveries.  USAC shall have complied with the delivery requirements of Section 2.6(b).

7.5          Litigation.  There shall not be any injunction, judgment, Order, decree or ruling in effect that would materially adversely prevent consummation of the Transaction or the Transaction Documents.

7.6          Regulatory Approvals.  The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between USAC or the Company and any Governmental

Authority pursuant to which USAC or the Company has agreed not to consummate the Transaction for any period of time.

7.7          Transition Services.  The transition services contemplated by the Transition Services Agreement shall be mutually acceptable to the Company and USAC.

ARTICLE VIII
TERMINATION

8.1          Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time before the Closing as follows:

(a)           by the Company or USAC, by written notice to the other, if any Law or final Order restrains, enjoins or otherwise prohibits or makes illegal the Transaction;

(b)           by the Company, by written notice to USAC, if (i) USAC has breached any representation, warranty, covenant, agreement or obligation in this Agreement, (ii) such breach results in, or would reasonably be expected to result in, the failure of any condition expressly set forth in Article VII, and (iii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30-day period, USAC is endeavoring in good faith, and proceeding diligently, to cure such breach, USAC shall have an additional 30 days in which to effect such cure;

(c)           by USAC, by written notice to the Company, if (i) an S&R Party has breached any representation, warranty, covenant, agreement or obligation in this Agreement, (ii) such breach results in, or would reasonably be expected to result in, the failure of any condition expressly set forth in Article VI, and (iii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30-day period, the Company is endeavoring in good faith, and proceeding diligently, to cure such breach, the Company shall have an additional 30 days in which to effect such cure;

(d)           by USAC or the Company on or after October 31, 2013 (as may be tolled by the pendency of the cure periods set forth in paragraphs (b) and (c) above), in each case by notice to the other, or such later date as USAC and the Company may agree in writing; provided, that USAC cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of USAC to perform any of its obligations hereunder and the Company cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of the S&R Parties to perform any of their obligations hereunder; and

(e)           by mutual written consent of USAC and the Company.

8.2          Effect of Termination.

(a)           If this Agreement is validly terminated pursuant to Section 8.1, there will be no Liability or obligation on the part of the Company or USAC (or any of their respective Affiliates), except as provided in this Section 8.2; provided, that nothing in this Section 8.2(a)

shall relieve any Party from Liability for any breach of this Agreement by such Party prior to termination of this Agreement.

(b)           Regardless of the reason for termination, Sections 5.17 and 8.2, and Article X will survive any termination of this Agreement.

(c)           Upon termination of this Agreement by either Party for any reason, each Party shall return or destroy, in accordance with and to the extent required by the terms of the Confidentiality Agreement, all Confidential Information and all other documents and other materials of any other Party relating to the Contributed Assets, the Contributed Business, the Company or this Agreement and the Transaction.

8.3          Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party to consummate the Transaction are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at Law for Damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE IX
INDEMNIFICATION

9.1          Indemnification by the S&R Parties.  From and after the Closing, the S&R Parties shall, jointly and severally indemnify, defend and hold harmless, USAC, their respective Affiliates, and each of their respective directors, securityholders, officers, partners, managers, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “USAC Indemnified Parties”) from, against and in respect of any Damages or Claims (including all Liabilities of the Company) that arise out of, relate to or result from (a) the operations of the Contributed Business or the Contributed Assets prior to the Closing, (b) the employment of any Continuing Employee on or prior to the date that such individual becomes employed by USAC or an Affiliate of USAC and the employment of any Business Employee who does not become a Continuing Employee, (c) any representation or warranty made by any S&R Party in this Agreement or the other Transaction Documents not having been true and correct as of the date of this Agreement and the Closing Date, (d) any breach by any S&R Party of any covenant or obligation of such S&R Party in this Agreement, (e) any S&R Party Tax Liability, (f) any Excluded Assets, and (g) to the extent an Assigned Lease becomes an Excluded Contract pursuant to Section 3.7(c) (such lease, an “Excluded Lease”), direct out-of-pocket costs incurred in connection with moving any Contributed Assets from the Leased Property subject to such Excluded Lease to a new location of USAC’s choosing within 100 miles of the Leased Property; provided, that the USAC Indemnified Parties will not be entitled to indemnification pursuant to clause 9.1 of this Section 9.1 unless the aggregate amount of all Damages or Claims for which indemnification is sought by the USAC Indemnified Parties exceeds the USAC Indemnification Deductible, in which case the USAC Indemnified Parties will be entitled to indemnification for the full amount of such Damages and Claims in excess of the USAC Indemnification Deductible; provided, further, that the USAC Indemnification Deductible shall not apply to any claim for indemnification based on any representation or warranty made by any S&R Party in Sections 3.1 (Organization), 3.2 (Power), 3.3 (Authority; Enforceability), 3.4 (Consents; Absence of Conflicts), 3.5 (Ownership; No Equity Interests), 3.8(a) (Contributed Assets), 3.8(b) (Contributed Assets), 3.11 (Brokers’ Fees), 3.15 (Taxes), and 3.26 (Accredited Investor; Investment Intent) (collectively, the “S&R Fundamental Representations”), not having been true and correct as of the date of this Agreement and the Closing Date; and provided, further, that the USAC Indemnified Parties will not be entitled to indemnification pursuant to clause 9.1 of this Section 9.1 unless the aggregate amount of all such direct out-of-pocket costs exceeds $100,000.

9.2          Indemnification by USAC.  From and after the Closing, USAC (collectively, the “USAC Indemnifying Parties”) shall, and shall cause the Contributed Entities to, except in each case for and solely to the extent of Claims that are otherwise subject to indemnification by the S&R Parties pursuant to Section 9.1, jointly and severally, indemnify, defend and hold harmless the Company and its directors, securityholders, officers, partners, members, managers, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “S&R Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from (a) the operations of the Contributed Business or the Contributed Assets from and after the Closing, (b) Taxes imposed on or with respect to the Contributed Business or the Contributed Assets for any taxable period (or portion thereof) beginning after the Effective Date, except to the extent such Taxes are an S&R Party Tax Liability or are taken into account in calculating the Net Cash Amount, (c) the employment of any Continuing Employee from and after the date that such individual becomes employed by USAC or an Affiliate of USAC, (d) any representation or warranty made by USAC in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date, (e) any breach by USAC of any covenant or obligation of USAC in this Agreement, and (f) any Assumed Liability; provided, that, the S&R Indemnified Parties will not be entitled to indemnification pursuant to clause 9.2 of this Section 9.2 unless the aggregate amount of all Damages or Claims for which indemnification is sought by the S&R Indemnified Parties exceeds the S&R Indemnification Deductible, in which case the S&R Indemnified Parties will be entitled to indemnification for the full amount of such Damages and Claims in excess of the S&R Indemnification Deductible; provided, further, that the S&R Indemnification Deductible shall not apply to any claim for indemnification based on any representation or warranty made by USAC in Sections 4.1 (Organization), 4.2 (Power), 4.3 (Authority; Enforceability), 4.5 (Capitalization), 4.6 (Valid Issuance), 4.8 (Taxes), and 4.9 (Brokers Fees) (collectively, the “USAC Fundamental Representations”).

9.3          Indemnification Limits.

(a)           Limitations on Indemnified Amounts of the S&R Parties.  In no event shall the aggregate indemnity obligations of the S&R Parties pursuant to Section 9.1 exceed an amount equal to the S&R Indemnification Cap; provided, that the foregoing limitation shall not apply to any claim for indemnification based on any representation or warranty made by an S&R Party in Section 3.8(b) (Contributed Assets).  The liability of the S&R Parties for indemnification under this Article IX by reason of or arising out of any breach by an S&R Party of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by USAC of the books, records or operations of the Company.

(b)           Limitations on Indemnified Amounts of USAC.  In no event shall the aggregate indemnity obligations of the USAC Indemnifying Parties pursuant to Section 9.2 exceed an amount equal to the USAC Indemnification Cap.  The liability of the USAC Indemnifying Parties for indemnification under this Article IX by reason of or arising out of any breach by USAC of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by an S&R Party of the books, records or operations of USAC.

(c)           No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this Article IX (including the provisions of paragraphs (a) and (b) of this Section 9.3) or otherwise shall limit, in any manner, any remedy at law or equity, to which any Party may be entitled as a result of fraud by any Indemnifying Party or their respective employees, officers or directors.

(d)           Materiality.  No materiality qualifications contained in the Indemnifying Parties’ representations and warranties made in Article III and Article IV or any other Transaction Document, including the terms “Material Adverse Effect” and “material adverse effect,” will be taken into account under this Article IX in determining (i) whether a breach or violation or such representation or warranty has occurred for which an indemnity obligation exists or (ii) the amount of any Damages or Claims to be indemnified resulting from any such breach or violation.

(e)           No Double Recovery.  Neither the USAC Indemnified Parties nor the S&R Indemnified Parties shall be entitled to recover any Damages or Claims relating to any matter arising under one provision of this Agreement to the extent that the USAC Indemnified Parties or the S&R Indemnified Parties, as the case may be, had already recovered Damages or Claims with respect to such matter pursuant to other provisions of this Agreement, such that the recovery would result in a USAC Indemnified Party or S&R Indemnified Party, as the case may be, recovering twice for the same Damages or Claims.  Without limiting the foregoing, no S&R Indemnified Party that is a Holder shall be entitled to indemnification pursuant to this Agreement in such S&R Indemnified Party’s capacity as Holder and the amount of any Damages or Claims paid by a USAC Indemnifying Party pursuant to Section 9.2 shall not constitute Damages or Claims for which an S&R Indemnified Party may seek indemnification pursuant to Section 9.2.

9.4          Survival of Indemnity.  Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document will survive the Closing as provided below.  The representations and warranties set forth in this Agreement will terminate at 11:59 p.m. (Central Time) at the end of the 18th month following the Closing Date; provided, such time limitation will not apply to any of the following claims or to an Indemnified Party’s rights to recover on such claims, and any representations and warranties relating thereto will survive until the date that is 60 days after the expiration of the applicable statute of limitations:  (a) claims for fraud or intentional misrepresentation, (b) claims for breaches of any of the S&R Fundamental Representations (other than Sections 3.3 (Authority; Enforceability) and 3.8(a) (Contributed Assets) and 3.8(b) (Contributed Assets)) and (c) claims for breaches of any of the USAC Fundamental Representations (other than Section 4.3 (Authority; Enforceability)); and provided, further, the representations and warranties in (x) Sections 3.3 (Authority; Enforceability) and 3.8(a) (Contributed Assets), and 3.8(b) (Contributed Assets) and (y) Section 4.3 (Authority; Enforceability) will survive indefinitely.  Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination will affect any claim for a breach of a representation or warranty that was asserted before the date of termination.  Each of the covenants and agreements contained in this Agreement and each other Transaction Document will survive the Closing indefinitely.

9.5          Defense of Third Party Claims.  An Indemnified Party will give prompt written notice to the Indemnifying Party of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third Party Action”) in respect of which such Indemnified Party will seek indemnification hereunder.  Any failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article IX unless the failure to give such notice materially and adversely prejudices such Indemnifying Party.  The Indemnifying Party will have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Action on such terms as it deems appropriate; provided, that:

(a)           The Indemnified Party will be entitled, at its own expense, to participate in the defense of such Third Party Action (provided, that the Indemnifying Party will pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel will have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Action; (ii) the Indemnifying Party will not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Action; (iii) the Indemnified Party will have reasonably concluded that there are defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, and the inability of the Indemnified Party to assert such defenses would be significantly detrimental to the defense of the Indemnified Party or (iv) the Indemnified Party’s counsel will have advised the Indemnified Party in writing, with a copy delivered to Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

(b)           The Indemnifying Party will obtain the prior written approval (which shall not be unreasonably withheld) of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof or entailing any relief that is injunctive, equitable or non-monetary in nature, and the Indemnified Party will not consent to the entry of any judgment or enter into any settlement respecting any Third Party Action without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld);

(c)           The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability;

(d)           The Indemnifying Party will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and the Indemnified Party will be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Action (i) relating to any Tax to be collected from a Indemnified Party or an Affiliate of a Indemnified Party; (ii) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time (and in any event within 30 days); or (iii) to the extent the Third Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; and

(e)           The Parties will extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Article IX and, in connection therewith, will furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

9.6          Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.5 because no Third Party Action is involved, the Indemnified Party will notify the Indemnifying Party in writing of any Damages or Claims which such Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations set forth in this Article IX, the failure of the Indemnified Party to exercise promptness in such notification will not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

9.7          Sole Remedy; Offset.  Each of the Parties acknowledges and agrees that, from and after the Closing, the sole and exclusive monetary remedy of the Indemnified Parties with respect to claims for Indemnified Losses will be in accordance with, and limited solely to indemnification under, the provisions of this Article IX; provided, that nothing will limit the ability of USAC to seek specific performance in accordance with Section 8.3.  Subject only to the immediately preceding sentence, each Party shall have the right to offset any unpaid amounts to any other Party under this Agreement against any Indemnified Losses owed by the Person to whom such amount is payable.

9.8          Determination of Damages; Adjustments to Consideration.  To the extent the Contributed Assets include any insurance policies, Damages to be paid by the S&R Parties shall be calculated after deduction of any recovery by USAC on any such insurance policy; provided, such reduction shall be reduced by an amount equal to three times the amount of the annual increase in the aggregate premiums respecting such insurance policies, resulting from such claim(s), over the 12-month period following such claim(s).  Indemnification payments under this Article IX shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Damages claimed hereunder in any tax year in which or prior to which such Damages were incurred, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).  The Parties shall make appropriate adjustments for insurance coverage as hereinabove provided and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Damages for purposes of this Section 9.8.  For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article IX as an adjustment to the consideration delivered pursuant to Section 2.3.

ARTICLE X
MISCELLANEOUS

10.1        Further Actions.  After the Closing Date, the S&R Parties shall execute and deliver such other certificates, agreements, conveyances and other documents, and take such other action, as may be reasonably requested by USAC in order to consummate the Transaction.

10.2        Amendment and Modifications.  This Agreement may not be amended or modified except by an instrument in writing signed by the Parties and that expressly refers to this Agreement.

10.3        Waiver of Compliance.  Any failure of USAC, on the one hand, or the S&R Parties, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.4        Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction is consummated as originally contemplated to the fullest extent possible.

10.5        Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the Transaction shall be borne solely and entirely by the Party that has incurred such expenses.

10.6        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, permitted assigns and transferees.  Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

10.7        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, emailed or mailed by registered or certified mail (return receipt requested), or sent by internationally recognized overnight courier to the Parties at the following addresses, email addresses or facsimile numbers (or at such other address, email address or facsimile number for a Party as shall be specified by like notice):

(a)	If to USAC, to:

USA Compression Partners, LP
100 Congress Avenue
Suite 450
Austin, TX 78701
	Facsimile:	(512) 473-2616
	Attention:	Greg Holloway
	E-Mail:	GHolloway@usacompression.com

with copies to:

Vinson & Elkins L.L.P.
2801 Via Fortuna
Suite 100
Austin, TX 78746
	Facsimile:	(512) 236-3240
	Attention:	Milam F. Newby
	E-Mail:	mnewby@velaw.com

(b)	If to the S&R Parties, to:

Steve Mitchell
Argonaut Private Equity, LLC
6733 South Yale Avenue
Tulsa, OK 74136
	Facsimile:	(918) 491-4694
	E-Mail:	SteveM@kfoc.net

with copies to:

Steve Walton
Frederic Dorwart, Lawyers
Old City Hall
124 East Fourth Street
Tulsa, OK 74103-5010
Facsimile:	(918) 583-8251
E-Mail:	swalton@fdlaw.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or other form of electronic communication, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by internationally recognized overnight courier.

10.8        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.9        Entire Agreement.  This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  There are no other warranties, representations or other agreements between the Parties in connection with the subject matter.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties.

10.10      Alternative Transactions.  In order to induce USAC to undertake the considerable effort and to incur the expenses associated with the Transaction, prior to the Closing Date, the S&R Parties will not, and each will cause their respective officers, directors, employees, shareholders, members and other agents, including the Holders, not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, (i) a merger involving the Company, (ii) any direct or indirect investment in or with respect to, or direct or indirect purchase of, stock or other equity securities of the Company, (iii) any direct or indirect purchase of all or any substantial portion of the assets of the Company or (iv) any similar arrangements with respect thereto (each, an “Alternative Transaction”) or (b) participate in any negotiations regarding, or furnish to any other person or entity any information with respect to or in contemplation of, any Alternative Transaction.  The S&R Parties will promptly notify USAC of the receipt of any inquiry, proposal or offer for an Alternative Transaction or any request for information that could relate to an

Alternative Transaction, including the material terms of any such inquiry, proposal, offer or request.

10.11      Assignment.  This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties, whether by operation of Law or otherwise; provided, however, that (a) upon notice to the S&R Parties and without releasing USAC from any of its obligations or liabilities hereunder, USAC may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of USAC or any Person with or into which USAC or any Affiliate of USAC merges or consolidates, and (b) nothing in this Agreement shall limit USAC’s ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to USAC or USAC’s designee without the consent of the Company.  The S&R Parties shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as USAC or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to the S&R Parties that any such collateral assignment has been foreclosed upon, the S&R Parties shall be entitled to deal exclusively with USAC as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10.12      Guaranty.  George B. Kaiser shall provide the guaranty, in the form attached hereto as Exhibit C, of the due payment and performance by the S&R Parties of their obligations under Article IX.

10.13      Rules of Construction.

(a)           All references in this Agreement to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions are to Articles, Sections, subsections, Schedules, Exhibits and other subdivisions of or to this Agreement unless otherwise specified.  The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  Titles appearing at the beginning of any Articles, Sections, subsections, Schedules, Exhibits or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa, (ii) any reference to a Person shall include its permitted successors and assigns, (iii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, (iv) any reference to a Governmental Authority shall include any Person succeeding to its functions and capacities, (v) all agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may be amended, revised, modified, supplemented or waived to the extent permitted by and in accordance with the terms thereof and the terms of this Agreement, (vi) the word “or” is not exclusive, the words “includes” or “including” shall mean “including, without limitation” and the words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and (vii) any reference to a Law or Permit shall include any rules and regulations promulgated thereunder, and any amendments, modifications or supplements thereto.  Currency amounts referenced herein and payments hereunder are in U.S. dollars.

(c)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

10.14      Governing Law.  THIS AGREEMENT AND ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES OR RULES, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.15      Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.16      Consent to Jurisdiction; Venue.  The Parties irrevocably and unconditionally submit to the personal jurisdiction of the state courts of Texas located in Dallas County, Texas and the United States District Court for the Northern District of Texas for the purpose of any suit, action or other proceeding arising out of or related to this Agreement, any of the Transaction Documents or any related matter.  The Parties agree that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any suit, action or other proceeding arising out of or related to this Agreement, any of the Transaction Documents or any related matter against any other Party or its assets or properties in the courts of any jurisdiction.  Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion, as a defense or otherwise, in any suit, action or proceeding arising out of or related to this Agreement, any of the Transaction Documents or any related matter, any claim that it is not subject to the jurisdiction of the state courts of Texas located in Dallas, County, Texas and the United States District Court for the Northern District of Texas, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, any of the Transaction Documents or any related matter may not be enforced in or by such court.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

USA COMPRESSION PARTNERS, LP, as USAC

By:	USA COMPRESSION GP, LLC,
Its General Partner

By:	/s/ ERIC D. LONG
Name:	Eric D. Long
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

S&R COMPRESSION, LLC, as the Company

By:	/s/ JOHN ROBERSON
Name:	John Roberson
Title:	Chief Executive Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

ARGONAUT PRIVATE EQUITY, L.L.C., as Argonaut

By:	/s/ STEVE MITCHELL
Name:	Steve Mitchell
Title:	Managing Director

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

EXHIBIT A

DRIP ELECTION

[See Attached]

A-1

FINAL FORM

[FORM OF]

DISTRIBUTION REINVESTMENT PLAN AND LOCK-UP AGREEMENT

This Distribution Reinvestment Plan and Lock-Up Agreement (this “Agreement”) is entered into as of [•], 2013, by and between USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), and the undersigned holder of common units representing limited partner interest in the Partnership (the “Common Units” and such holder, the “Holder”).

WHEREAS, pursuant to the Contribution Agreement entered into as of August 12, 2013, by and among the Partnership, S&R Compression, LLC, an Oklahoma limited liability company (the “Company”), and Argonaut Private Equity, L.L.C., an Oklahoma limited liability company (the “Contribution Agreement”), the Company will contribute the Contributed Assets and the Net Cash to USAC or its designee in exchange for Common Units, and USAC or such designee will accept the Contributed Assets and Net Cash in exchange for Common Units, upon the terms and conditions contained in the Contribution Agreement;

WHEREAS, pursuant to Section 2.3 of the Contribution Agreement, at the Closing, the Company intends to distribute to the Holder a number of Common Units calculated in accordance with Section 2.3 of the Company Disclosure Letter and as set forth below the name of the Holder on the signature page hereto (such Common Units, the “New Common Units”); and

WHEREAS, it is a condition to the obligation of the Partnership to issue or cause the issuance of the New Common Units to the Holder that Holder execute and deliver certain documents and agreements, including, without limitation, this Agreement;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual representations and warranties contained herein, the Partnership and the Holder agree as follow:

1.                                      Distribution Reinvestment Plan.

(a)                                 The Holder hereby agrees to reinvest all distributions in respect of the New Common Units for all periods through and including the quarterly period ending June 30, 2014 in the distribution reinvestment plan of the Partnership (the “Reinvestment Election”); provided, that USA Compression Holdings, LLC and its affiliates (collectively, “Holdings”) make a similar election with respect to all Common Units and subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”) owned by Holdings.

(b)                                 [FOR INCLUSION IN AGREEMENT FOR S&R, ARGONAUT, ROBERSON AND MITCHELL—Notwithstanding the foregoing, the Holder may sell (i) up to 10% of the New Common Units and (ii) a number of New Common Units up to the Participation Amount (A) pursuant to the Registration Statement described in Section 2.1 of the Registration Rights Agreement (the “Shelf”) or (B) in connection with any other registered offering of Common Units and, if so sold in accordance with clause (i) or (ii), as applicable, such New Common Units will not be subject to the Reinvestment Election; provided, that in each of clause (i) and (ii), such sales are made in compliance with the terms and conditions of this Agreement and the Registration Rights Agreement.  “Participation Amount” means a number of New Common Units that is equal to or less than, calculated on a proportionate basis, the number of Common Units and Subordinated Units sold after the date hereof by Holdings.]

[FOR INCLUSION IN AGREEMENT FOR HOLDERS OTHER THAN ARGONAUT, ROBERSON AND MITCHELL— Notwithstanding the foregoing, the Holder may sell the New Common Units and, if so sold, such New Common Units will not be subject to the Reinvestment Election; provided, that such sales are made in compliance with the terms and conditions of this Agreement and either Rule 144 under the Securities Act of 1933 or the Registration Rights Agreement.]

2.                                      Lockup Agreement.  The Holder agrees that during the 180 day period following the Closing Date, the undersigned will not, without the prior written consent of the Partnership, which consent may be withheld by the Partnership in its sole discretion, directly or indirectly, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the New Common Units or any securities convertible into or exchangeable or exercisable for Common Units (collectively, the “Lock-Up Units”), or (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Units, whether any such swap or transaction is to be settled by delivery of Common Units or other securities, in cash or otherwise.

3.                                      Defined Terms.  Capitalized terms used in this Agreement and not defined in this Agreement have the meanings given to such terms in the Contribution Agreement.

4.                                      Amendment and Modifications.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties to this Agreement and that expressly refers to this Agreement.

5.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed or mailed by registered or certified mail (return receipt requested), or sent by internationally recognized overnight courier to the parties to this Agreement at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):  (a) if the Partnership, at the address for the Partnership set forth in the Contribution Agreement and (b) if the Holder, at the address below the name of the Holder on the signature page hereto.  Any such address may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by internationally recognized overnight courier.

6.                                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more

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counterparts have been signed by each of the parties to this Agreement and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.                                      Governing Law.  THIS AGREEMENT AND ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES OR RULES, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page(s) Follow(s)]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

USA COMPRESSION PARTNERS, LP, as the Partnership

By:	USA COMPRESSION GP, LLC
Its General Partner

By:
Name:
Title:

[•], as the Holder

By:
Name:
Title:

(Street Address)

(City, State and Zip Code)

(Number of New Common Units)

SIGNATURE PAGE TO

DISTRIBUTION REINVESTMENT PLAN AND LOCK-UP AGREEMENT

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

[See Attached]

B-1

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

by and among

USA COMPRESSION PARTNERS, LP,

AND THE INVESTORS NAMED HEREIN

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1	Definitions	1
1.2	Registrable Securities	3
ARTICLE II
REGISTRATION RIGHTS

2.1	Registration	3
2.2	Piggyback Rights	4
2.3	Delay Rights	5
2.4	Underwritten Offerings	6
2.5	Sale Procedures	6
2.6	Cooperation by Holders	9
2.7	Restrictions on Public Sale by Holders of Registrable Securities	9
2.8	Expenses	10
2.9	Indemnification	10
2.10	Rule 144 Reporting	12
2.11	Transfer or Assignment of Registration Rights	12

ARTICLE III
MISCELLANEOUS

3.1	Communications	13
3.2	Successor and Assigns	14
3.3	Assignment of Rights	14
3.4	Recapitalization, Exchanges, Etc. Affecting the Units	14
3.5	Aggregation of Registrable Securities	14
3.6	Specific Performance	14
3.7	Counterparts	14
3.8	Headings	14
3.9	Governing Law	14
3.10	Severability of Provisions	14
3.11	Entire Agreement	15
3.12	Amendment	15
3.13	No Presumption	15
3.14	Obligations Limited to Parties to Agreement	15
3.15	Interpretation	15

Schedule A—Investor List; Notice and Contact Information

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 2013, by and among USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), and the Persons set forth on Schedule A hereto (the “Investors” and each individually an “Investor”).

WHEREAS, this Agreement is made in connection with the entry into the Contribution Agreement, dated August 12, 2013, by and among the Partnership, S&R Compression, LLC, an Oklahoma limited liability company, and Argonaut Private Equity, L.L.C., an Oklahoma limited liability company (the “Contribution Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Investors pursuant to the Contribution Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement.  The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership.

“Contribution Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.1 of this Agreement.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company.

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“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Investor” and “Investors” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Losses” has the meaning specified therefor in Section 2.9(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“New Common Units” has the meaning specified in the Contribution Agreement.

“Parity Securities” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Registrable Securities” means the New Common Units.

“Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 2.1 or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

“Registration Statement” has the meaning specified therefor in Section 2.1 of this Agreement.

“Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

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“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.9(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

1.2                               Registrable Securities.  Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) when such Registrable Security is held by the Partnership or one of its subsidiaries; (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof or (e) when such Registrable Security becomes eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

ARTICLE II
REGISTRATION RIGHTS

2.1                               Registration.  On the earlier of (a) 30 days following the first date on which the Partnership becomes eligible to use SEC Form S-3 or (b) the first anniversary of the Closing Date, the Partnership shall prepare and file a registration statement under the Securities Act to permit the public resale of Registrable Securities then outstanding from time to time as permitted by Rule 415 of the Securities Act with respect to all of the Registrable Securities (the “Registration Statement”).  The Registration Statement filed pursuant to this Section 2.1 shall be on such appropriate registration form of the Commission as shall be selected by the Partnership so long as it permits the continuous offering of the Registrable Securities pursuant to Rule 415 of the Securities Act or such other rule as is then applicable.  The Partnership shall use its commercially reasonable efforts to cause the Registration Statement to become effective on or as soon as practicable after filing.  Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement.  The Partnership shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.1 to be effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until the earlier of (a) the date on which all Registrable Securities have been sold by the Holders, or (b) the first date all Registrable Securities become eligible for sale pursuant to Rule 144(b)(1) under the Securities Act (the “Effectiveness Period”).  The Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained

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in such Registration Statement, in the light of the circumstances under which a statement is made).  As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of the Registration Statement.

2.2                               Piggyback Rights.

(a)                                 Participation.  If the Partnership proposes to undertake a (i) primary Underwritten Offering within three years from the date the Registration Statement becomes or is declared effective or (ii) secondary Underwritten Offering of Common Units by USA Compression Holdings, LLC or its successors, then as soon as practicable following the engagement of counsel by the Partnership to prepare the documents to be used in connection with either clause (i) or clause (ii) above, the Partnership shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to each Holder (together with its Affiliates) holding at least $25.0 million of the then-outstanding Registrable Securities and such notice shall offer such Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that the number of Included Registrable Securities shall at least equal $25.0 million of Registrable Securities; provided, further, that the Partnership shall not be required in connection with clause (ii) above to include the Registrable Securities of the Holders in any registration statement prior to the expiration of the lock-up agreement as set forth in the Distribution Reinvestment and Lock-Up Agreement by and between the Partnership and the holders party thereto; and provided, further, that if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, the Partnership shall not be required to offer such opportunity to the Holders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2(b).  Any notice required to be provided in this Section 2.2(a) to Holders shall be provided on a Business Day pursuant to Section 3.1 hereof and receipt of such notice shall be confirmed by the Holder.  Each such Holder shall then have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering.  If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion

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of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering.

(b)                                 Priority.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advises the Partnership that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and (ii) second, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of securities of the Partnership having rights of registration that are neither expressly senior nor subordinated to the Registrable Securities (the “Parity Securities”).  The pro rata allocations for each Selling Holder who has requested participation in such Underwritten Offering shall be the product of (i) the aggregate number of Registrable Securities proposed to be sold in such Underwritten Offering multiplied by (ii) the fraction derived by dividing (x) the number of Registrable Securities owned on the Closing Date by such Selling Holder by (y) the aggregate number of Registrable Securities owned on the Closing Date by all Selling Holders plus the aggregate number of Parity Securities owned on the Closing Date by all holders of Parity Securities that are participating in the Underwritten Offering.

(c)                                  Termination of Piggyback Registration Rights.  Each Holder’s rights under Section 2.2 shall terminate upon the Holders (together with their Affiliates) ceasing to collectively hold at least 20% of the New Common Units issued to the Investors on the Closing Date.

2.3                               Delay Rights.  Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement but may settle any previously made sales of Registrable Securities) if (a) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (b) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement, and

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shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

2.4                               Underwritten Offerings.

(a)                                 General Procedures.  In connection with any Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters.  In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities.  No Holder may participate in such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.  If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such Underwritten Offering.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.  The Partnership’s management may but shall not be required to participate in a roadshow or similar marketing effort in connection with any Underwritten Offering.

(b)                                 No Demand Rights.  Notwithstanding any other provision of this Agreement, no Holder shall be entitled to any “demand” rights or similar rights that would require the Partnership to effect an Underwritten Offering solely on behalf of the Holders.

2.5                               Sale Procedures.  In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:

(a)                                 prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

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(b)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)                                  furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(d)                                 if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                                  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(f)                                   immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any

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notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                                  upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)                                 in the case of an Underwritten Offering, furnish to the underwriters upon request, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

(i)                                     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)                                    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)                                 cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)                                     use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be

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necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             provide a transfer agent and registrar for all Registrable Securities;

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities; and

(o)                                 if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.5, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.5 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

2.6                               Cooperation by Holders.  The Partnership shall have no obligation to include Registrable Securities of a Holder in the Registration Statement or in an Underwritten Offering pursuant to Section 2.2(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act or to verify the rights of the Holders hereunder.

2.7                               Restrictions on Public Sale by Holders of Registrable Securities.  Each Holder of Registrable Securities agrees, during the two year period following the Closing Date, to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 30 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of any Underwritten Offering, provided, that (a) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (b) the restrictions set forth in this Section 2.7

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shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

2.8                               Expenses.  The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  In addition, except as otherwise provided in Section 2.9 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

2.9                               Indemnification.

(a)                                 By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Registration Statement, or prospectus supplement, as applicable.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement, any

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preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.9.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.9 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined

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by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification.  The provisions of this Section 2.9 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

2.10                        Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish, unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

2.11                        Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities granted to the Investors by the Partnership under this Article II may be transferred or assigned by any Investor to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless the transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Investor, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $25.0 million of Registrable Securities, (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee

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assumes in writing responsibility for its portion of the obligations of such Investor under this Agreement.

ARTICLE III
MISCELLANEOUS

3.1                               Communications.  All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)                                 if to the Investors:

To the respective address listed on Schedule A hereof;

(b)                                 if to a transferee of an Investor:

To such Holder at the address provided pursuant to Section 2.11 above; and

(c)                                  if to the Partnership:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, TX 78701

Attention:                                         J. Gregory Holloway

Facsimile:                                        (512) 473-2616

E-mail:                                                        gholloway@usacompression.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:                                         E. Ramey Layne

Facsimile:                                        (713) 751-5396

E-mail:                                                        rlayne@velaw.com

Vinson & Elkins L.L.P.

2801 Via Fortuna, Suite 100

Austin, TX 78746

Attention:                                         Milam F. Newby

Facsimile:                                        (512) 236-3240

E-mail:                                                        mnewby@velaw.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via

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facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

3.2                               Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

3.3                               Assignment of Rights.  All or any portion of the rights and obligations of any Investor under this Agreement may be transferred or assigned by such Investor only in accordance with Section 2.11 hereof.

3.4                               Recapitalization, Exchanges, Etc. Affecting the Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

3.5                               Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

3.6                               Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

3.7                               Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

3.8                               Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.9                               Governing Law.  THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

3.10                        Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of

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such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

3.11                        Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

3.12                        Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

3.13                        No Presumption.  If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

3.14                        Obligations Limited to Parties to Agreement.  Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Investors (and their permitted transferees and assignees) and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Investors may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Investors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Investors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Investors under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of an Investor hereunder.

3.15                        Interpretation.  Article and Section references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.”  Whenever any determination,

15

consent or approval is to be made or given by an Investor under this Agreement, such action shall be in such Investor’s sole discretion unless otherwise specified.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

USA COMPRESSION PARTNERS, LP

By:	USA COMPRESSION GP, LLC
Its General Partner

By:
Name:
Title:

S&R COMPRESSION, LLC

By:	ARGONAUT PRIVATE EQUITY, L.L.C.
Its Majority Member

By:
Name:	Stephen R. Mitchell
Title:	Managing Director

[OTHER INVESTORS]

By:
Name:
Title:

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

INVESTOR NAME; NOTICE AND CONTACT INFORMATION

[TO COME]

Schedule A-1

EXHIBIT C

KAISER GUARANTY

[See Attached]

C-1

FINAL FORM

GUARANTY

THIS GUARANTY (the “Guaranty”) dated as of August       , 2013 is executed by the undersigned (the “Guarantor”) for the benefit of USA Compression Partners, LP, a Delaware limited partnership (“USAC”), and each other USAC Indemnified Party.  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, USAC, S&R Compression, LLC, an Oklahoma limited liability company (the “Company”), and Argonaut Private Equity, L.L.C., an Oklahoma limited liability company (“Argonaut” and together with the Company, the “S&R Parties”), are parties to the Contribution Agreement dated as of August 12, 2013 (the “Contribution Agreement”), pursuant to which, among other things, the Company has contributed the Contributed Assets and the Net Cash to USAC or its designee in exchange for Common Units, and USAC or such designee has accepted the Contributed Assets and Net Cash in exchange for Common Units;

WHEREAS, the Guarantor is an equity owner of the S&R Parties and acknowledges that the Guarantor will benefit from the Transaction; and

WHEREAS, the Guarantor is incurring the obligations hereunder concurrently with the consummation of the transactions contemplated by the Contribution Agreement, including the Transaction.

NOW THEREFORE, in consideration for the premises set forth above, as an inducement to USAC to consummate the transactions contemplated by the Contribution Agreement, including the Transaction, and as a condition to the obligation of USAC pursuant to the Contribution Agreement, the Guarantor hereby agrees as follows:

1.                                      Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees to the USAC Indemnified Parties the full and prompt performance and payment to the USAC Indemnified Parties of all obligations of the S&R Parties pursuant to Article IX of the Contribution Agreement (collectively, the “Guaranteed Obligations”).  The Guarantor further covenants to the USAC Indemnified Parties that no event of an assignment or transfer of the Guarantor’s interest in an S&R Party will release the Guarantor from its obligations hereunder.

2.                                      Nature of Guaranty.

(a)                                 This Guaranty is an absolute, unconditional, continuing guarantee of payment and performance of the Guaranteed Obligations, and, solely to the extent set forth in this paragraph 2, is in no way conditioned upon or contingent upon any attempt to collect from an S&R Party, enforce performance by an S&R Party or on any other condition or contingency.  The obligations and agreements of the Guarantor under paragraph 1 above shall be performed and observed following the failure of an S&R Party (if it remains in existence) to perform or pay any of the Guaranteed Obligations within 5 days (for performance) or 30 days (for payment) of the date required therefor under the Contribution Agreement without requiring, and the Guarantor waives, to the fullest extent it is legally permitted to do so (i) demand for the payment or performance of any Guaranteed Obligation or any portion thereof, (ii) notice of the occurrence of default or any event of default under or with respect to any Guaranteed Obligation, (iii) protest of the non-payment or non-performance of any Guaranteed Obligation or any portion thereof or any proof thereof, (iv) notice of presentment, demand and protest, (v) notice of acceptance of any guaranty herein provided for or of the terms and provisions hereof by a USAC Indemnified Party, (vi) notice of any indulgences or extensions granted to an S&R Party or any successor thereto, (vii) any requirement of diligence or promptness in respect of a Guaranteed Obligation or this Guaranty, (viii) any enforcement of or attempt to enforce a Guaranteed Obligation against an S&R Party and (ix) any and all other notices of every kind and description which may be required to be given by any statute or rule of law in any jurisdiction.  The waivers set forth in this paragraph 0 shall be effective notwithstanding the fact that an S&R Party ceases to exist by reason of its liquidation, merger, consolidation or otherwise.

(b)                                 To the maximum extent permitted by applicable law, the Guarantor hereby waives and agrees not to assert or take advantage of any rights or defenses based on any rights or defenses of an S&R Party to a Guaranteed Obligation relating to (i) any insolvency or bankruptcy of, or assignment to creditors regarding, an S&R Party or similar action or (ii) any other defense, offset or counterclaim to any liability hereunder that could not be asserted by an S&R Party (the defenses set forth in clauses (i) and (ii), collectively, the “Excluded Defenses” and each an “Excluded Defense”).  For the avoidance of doubt, Guarantor may avail himself of any defense available to an S&R Party in respect of any of Guaranteed Obligation, other than an Excluded Defense (an “S&R Defense”).  Notwithstanding the foregoing, the obligations of the Guarantor under this Guaranty shall not be affected, reduced or defeased by the cessation of existence of an S&R Party, the merger or consolidation of an S&R Party, or the sale, lease or transfer by an S&R Party to any Person of any or all of its properties.

(c)                                  To the maximum extent permitted by applicable law, one or more successive or concurrent actions may be brought herein by a USAC Indemnified Party against the Guarantor, either in the same action in which any obligor is sued or in separate actions.

(d)                                 Any claim against a USAC Indemnified Party to which the Guarantor may be or become entitled (including claims by subrogation or otherwise by reason of any payment or performance by the Guarantor in satisfaction and discharge, in whole or in part, of its obligations under this Guaranty), other than a validly asserted S&R Defense, shall be and hereby is made subject and subordinate to the prior payment or performance in full of the Guaranteed Obligations.  If any claim or action, or action on any judgment, based on this Guaranty is brought against the Guarantor, the Guarantor agrees not to deduct, set off or seek to counterclaim for or recoup any amounts which are or may be owed to the Guarantor by a USAC Indemnified Party.

3.                                      Representations and Warranties of the Guarantor.  The Guarantor represents and warrants to USAC as follows:

(a)                                 this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to

2

or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing);

(b)                                 the execution, delivery and performance of this Guaranty does not contravene or result in the breach of any agreement to which such Guarantor is a party, and does not contravene any law, rule, regulation, order, judgment or decree to which the Guarantor or any of its properties may be subject; and

(c)                                  there is no pending or, to the best of the Guarantor’s knowledge, threatened action or proceeding affecting the Guarantor before any court, governmental agency or arbitrator which might reasonably be expected to materially and adversely affect the ability of the Guarantor to perform the Guarantor’s obligations under this Guaranty.

4.                                      Expenses.  If a USAC Indemnified Party pursues any remedy against the Guarantor hereunder, the Guarantor shall pay to such USAC Indemnified party, upon demand, all reasonable attorneys’ fees and expenses incurred by such party in enforcing this Guaranty against the Guarantor, subject to presentment of such evidence of incurrence of such expenses as the Guarantor may reasonably request.

5.                                      Assignment.  To the maximum extent permitted by applicable law, this Guaranty may not be assigned by the Guarantor and may only be assigned by a USAC Indemnified Party to the extent that the Guaranteed Obligations may be assigned by such USAC Indemnified Party pursuant to the Contribution Agreement.  Subject to the foregoing, this Guaranty (a) shall automatically inure to the benefit of the USAC Indemnified Parties, each of which is a direct third party beneficiary hereof and may enforce this Guaranty directly against the Guarantor and (b) shall be binding upon the successors and heirs of the Guarantor.

6.                                      Additional Provisions.  This Guaranty shall remain in full force and effect until the Guaranteed Obligations have been satisfied.  Notwithstanding the foregoing, this Guaranty shall be reinstated if at any time following the termination of this Guaranty under the preceding sentence, any payment to a USAC Indemnified Party by the Guarantor or by any other Person in satisfaction of a Guaranteed Obligation is rescinded or must otherwise be returned by such USAC Indemnified Party or any other Person to the Guarantor or such other Person making such payment upon the insolvency or bankruptcy of the Guarantor, such other Person making such payment or otherwise, and is so rescinded or returned, all as though such payment had not been made.

7.                                      Amendment.  This Guaranty may be amended only with the written consent of the USAC and the Guarantor.

8.                                      Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity and enforceability of such provision in any other jurisdiction.

9.                                      Governing Law. This Guaranty shall be governed by and construed in accordance with the law of the State of Texas without regard to conflicts, and may be executed in

3

any number of multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.  The parties hereto declare that it is their intention that this Guaranty shall be regarded as made under the laws of the State of Texas and that the internal laws, and not the law of conflicts, of the State of Texas shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

10.                               No Right of Setoff.  For the avoidance of doubt, the Guarantor shall not have any right to set off any obligation owing hereunder against any claim the Guarantor may have against a USAC Indemnified Party.

[Signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first written above.

GUARANTOR:

George B. Kaiser

Acknowledged and Agreed:

USA COMPRESSION PARTNERS, LP, as USAC

By:	USA COMPRESSION GP, LLC
Its General Partner

By:
Name:	Eric D. Long
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

GUARANTY